Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

CHART INC.,

CHART INDUSTRIES LUXEMBOURG SARL

and

CHART ASIA INVESTMENT COMPANY LIMITED,

as Sellers,

and

NGK SPARK PLUG CO., LTD.,

as Buyer

Dated as of September 28, 2018

i

ii

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of September 28, 2018 (this “Agreement”), is by and among (i) Chart Inc., a Delaware corporation (“Chart US”), (ii) Chart Industries Luxembourg Sarl, a Luxembourg private limited company and an indirect wholly-owned subsidiary of Chart US (“Chart Lux”), (iii) Chart Asia Investment Company Limited, a Hong Kong limited company and an indirect wholly-owned subsidiary of Chart US (“Chart Asia” and, together with Chart US and Chart Lux, “Sellers”), and (iv) NGK Spark Plug Co., Ltd., a Japanese company (“Buyer”).

RECITALS

WHEREAS, Chart US owns all of the issued and outstanding shares of capital stock (the “US Shares”) of CAIRE Inc., a Delaware corporation (“CAIRE”);

WHEREAS, Chart Lux owns all of the issued and outstanding shares of capital stock (the “UK Shares”) of Chart Biomedical Limited, a private limited company incorporated under the laws of England and Wales (“Biomed”);

WHEREAS, Chart Asia owns all of the issued and outstanding shares of capital stock (the “China Shares” and, together with the US Shares and the UK Shares, the “Shares”) of Chart BioMedical (Chengdu) Co., Ltd., a Chinese limited company (“Chart China”), which is in the process of completing a statutory de-merger pursuant to which Chart China shall spin-off certain assets and liabilities of the Retained Business (as defined below), and which thereafter shall include a twelve (12) month holding period of the China Shares by Chart Asia (the “De-Merger”);

WHEREAS, the Acquired Companies (as defined below) are engaged in the business of designing, manufacturing, marketing, selling and repairing (a) oxygen concentrators and liquid oxygen reservoirs and portable units for individuals with respiratory conditions, and related parts and accessories; and (b) on-site oxygen and nitrogen generation systems and related parts and accessories (the “Business”); and

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Shares, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Sellers and Buyer as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Accounting Principles” means GAAP applied consistently; provided, however, that with respect to any matter as to which there is more than one generally accepted accounting principle applicable under GAAP, “Accounting Principles” means the generally accepted accounting principles applied in the preparation of the unaudited combined balance sheet of the Business dated as of December 31, 2017 included in Schedule 5.4.

“Acquired Companies” means CAIRE, Biomed, Chart China and each of their respective Subsidiaries.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Acquired Companies; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Acquired Companies; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Acquired Companies’ properties or assets.

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or equity or ownership interests or by contract, credit arrangement or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning specified in the Preamble.

“Anti-Corruption Laws” has the meaning specified in Section 5.10(b)(i).

“Anti-money Laundering Laws” has the meaning specified in Section 5.10(b)(viii).

“Balance Sheet Date” has the meaning specified in Section 5.4(a).

“Base Purchase Price” means an amount equal to the US Base Purchase Price, plus the UK Base Purchase Price, plus the China Base Purchase Price.

“Biomed” has the meaning specified in the Recitals.

“Business” has the meaning specified in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by applicable Requirements of Law to close.

“Business Employees” means all of the employees (including managers) and workers of the Acquired Companies as of the Closing (including each such employee who is not actively at work on account of illness, disability or leave of absence).

“Buyer” has the meaning specified in the Preamble.

“Buyer’s 401(k) Plan” has the meaning specified in Section 8.2(g).

“Buyer’s Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Buyer’s Fundamental Representations” has the meaning specified in Section 11.2(b).

“Buyer’s Group Member” means Buyer and its Affiliates, and its and their respective directors, officers, employees, successors and assigns.

“Buyer’s Related Parties” has the meaning specified in Section 12.15(b).

“Buyer’s Benefit Programs” has the meaning specified in Section 8.2(b).

“CAIRE” has the meaning specified in the Recitals.

“Cap” has the meaning specified in Section 11.1(a)(z).

“Cash and Cash Equivalents” means the aggregate amount of the Acquired Companies’ cash and cash equivalents (including marketable securities, short term investments and all lease and other security deposits posted by each such Acquired Company) on hand or in bank accounts, as determined in accordance with the Accounting Principles.

“Chart 401(k) Plan” has the meaning specified in Section 8.2(f).

“Chart Asia” has the meaning specified in the Preamble.

“Chart China” has the meaning specified in the Recitals.

“Chart Legal” has the meaning specified in Section 12.17(a).

“Chart Lux” has the meaning specified in the Preamble.

“Chart Marks” has the meaning specified in Section 8.6(a).

“Chart US” has the meaning specified in the Preamble.

“China Base Purchase Price” means $5,340,000, which is in respect of the China Shares.

“China Lease Agreement” has the meaning specified in Section 3.4(f).

“China Shares” has the meaning specified in the Recitals.

“China Transfer” means the consummation of the transfer of the China Shares from Chart Asia to Buyer.

“China Transfer Date” has the meaning specified in Section 3.1.

“China Transition Period” means the period of time between the Closing Date and the China Transfer Date.

“Claim Notice” has the meaning specified in Section 11.3(a).

“Clients” has the meaning specified in Section 12.17(a).

“Closing” means the consummation of the transfer of (i) the US Shares and the UK Shares and (ii) control of the Business in Chart China from Sellers to Buyer in exchange for the Purchase Price, upon the terms and subject to the conditions set forth herein.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Balance Sheet” has the meaning specified in Section 2.3(b).

“Closing Date Cash” has the meaning specified in Section 2.3(b).

“Closing Date Debt” has the meaning specified in Section 2.2(a)(iii).

“Closing Date Transaction Expenses” has the meaning specified in Section 2.2(a)(iv).

“Closing Date Working Capital” has the meaning specified in Section 2.3(b).

“Closing Date Working Capital Adjustment Amount” means (i) if Closing Date Working Capital is greater than the Target Working Capital Upper Threshold, the positive amount equal to Closing Date Working Capital minus the Target Working Capital Upper Threshold, (ii) if Closing Date Working Capital is lower than the Target Working Capital Lower Threshold, the negative amount equal to Closing Date Working Capital minus the Target Working Capital Lower Threshold, or (iii) otherwise, $0.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Insurance Policies” has the meaning specified in Section 5.19.

“Company Intellectual Property” has the meaning specified in Section 5.9(a).

“Company Plans” has the meaning specified in Section 5.14(b).

“Competing Business Activities” shall mean the design, manufacture, marketing or sale of any product designed, manufactured, marketed or sold by the Acquired Companies (other than any product of the Retained Business) as of or at any time during the twenty-four (24) months prior to the Closing Date.

“Confidentiality Agreement” means the letter agreement, dated as of April 27, 2018, by and between Buyer and Parent.

“Continuing Credit Support Obligation” has the meaning specified in Section 8.5(c).

“Contracts” means all written contracts, guaranties, leases, licenses, sublicenses, instruments, commitments, notes, bonds, mortgages, indentures, sales or purchase orders, invoices and other agreements and enforceable arrangements (excluding Lease Agreements).

“Copyrights” means registered copyrights in the United States or any other foreign country, pending applications to register the same, and any other copyrights recognized by Requirements of Law in any country.

“Credit Support Obligations” shall mean letters of credit, guarantees, surety bonds and other credit support instruments issued by (i) Sellers or any of their respective Affiliates (other than the Acquired Companies) or (ii) third parties on behalf of such Persons, in each case with respect to the Business.

“Data Protection Laws” means all applicable Laws concerning or otherwise relating to data protection, data privacy, data retention and/or data security.

“Deductible” has the meaning specified in Section 11.1(a)(y).

“De-Merger” has the meaning specified in the Recitals.

“De-Merger Date” means the date on which the State Administration of Industry and Commerce in China issues a business license to Spinco (as defined below) as a result of the De-Merger, which date shall be indicated on such business license.

“EMA” means European Medicines Agency of the European Union.

“Encumbrance” means any lien, adverse claim, charge, security interest, encumbrance, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“End Date” means the date that is six (6) months after the date hereof, or such later date to which Buyer and Sellers may mutually agree in writing.

“Environmental Laws” means all federal, foreign, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, in each case, concerning worker health and safety and pollution or protection of the environment (including those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Material), each as amended and in effect as of the date hereof.

“Environmental Matter” means any matter relating to (a) the Release or threatened Release of a Hazardous Material on, at, to, from or beneath a facility or real property or (b) violations of or Liabilities arising under applicable Environmental Laws.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“Estimated Closing Date Cash” has the meaning specified in Section 2.2(b).

“Estimated Purchase Price” means an amount equal to (i) the Base Purchase Price, plus (ii) an amount equal to the Estimated Closing Date Cash, minus (iii) an amount equal to the Paid Closing Date Debt and minus (iv) an amount equal to the Paid Closing Date Transaction Expenses.

“Excluded Taxes” has the meaning specified in Section 8.1(a)(i).

“Expenses” means any and all reasonable out-of-pocket expenses actually incurred in connection with defending or asserting any Proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

“FDA” means the United States Food and Drug Administration.

“Financial Statements” has the meaning specified in Section 5.4(a).

“Fixing Rate” means, in relation to a specified date, the average closing rate as published by Bloomberg (pursuant to the Bloomberg Fix function (‘BFIX’ function)) for the three (3) Business Days immediately preceding such specified date.

“FLSA” has the meaning specified in Section 5.15(c).

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any (i) prime Contract or other type of Contract, including any modification, addendum or renewal, individual task order, delivery order, purchase order or blanket purchase agreement with a Governmental Body to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound, or (ii) any subcontract, teaming agreement, joint venture, basic ordering agreement, pricing agreement, letter contract, distribution agreement or other arrangement, at any tier with a higher-tier contractor, including any contractor party to any Contract described in the foregoing clause (i), that supports a Contract with a Governmental Body to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound, including but not limited to such Contracts through the General Services Administration.

“Governmental Approval” means any authorization, consent, approval issued by, or a registration or filing with, or notice to, or waiver from, any Governmental Body.

“Governmental Body” means any federal, foreign, state, provincial, local or other governmental authority or regulatory body.

“Governmental Health Care Program” means a federal health care program as defined in 42 C.F.R. §1001.2.

“Governmental Permits” has the meaning specified in Section 5.7.

“Hazardous Material” means any waste, contaminant, pollutant, or hazardous or toxic substance or waste, as such terms are defined in Environmental Laws.

“Health Canada” mean the public health regulatory department of the federal government of Canada.

“Health Care Laws” means: (i) any Requirements of Law administered by the FDA, including the Federal Food Drug and Cosmetic Act (the “FDCA”), 21 U.S.C. § 301 et seq., including all applicable amendments thereto (including the Food and Drug Administration Modernization Act of 1997, the Food and Drug Safety and Innovation Act, and the Drug Quality and Security Act), the Public Health Service Act, 42 U.S.C., § 262 et seq., the United States Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., Medicare; Medicaid; the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA and all other applicable regulatory and reimbursement Requirements of Law administered by federal agencies, the state boards of pharmacy or similar state agencies that administer the state FDCA and related regulations, including Requirements of Law related to the development, manufacture, labeling, storage, testing, marketing and distribution of devices; (ii) any state or local licensure Requirements of Law governing regulation of the Products, including such Requirements of Law related to the development, manufacture, labeling, storage, testing, marketing and distribution of devices; and (iii) any other equivalent non-U.S. Requirements of Law, including those pertaining to Health Canada, the MHPRA and EMA, applicable to the Business.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means the aggregate amount of outstanding indebtedness for borrowed money of the Acquired Companies, calculated in accordance with GAAP, plus any accrued interest thereon.

“Indemnifiable Proceedings” means the Proceedings (i) set forth on Schedule 1.1 hereto and any other product liability related Proceedings arising prior to the Closing and involving one or more of the Acquired Companies as a named defendant and (ii) any product liability related Proceedings arising following the Closing but prior to the thirty-six (36) month anniversary of the Closing Date relating to or arising from an event or occurrence prior to the Closing and involving one or more of the Acquired Companies as a named defendant.

“Indemnification Agreement” means that certain asset purchase agreement set forth on Schedule 1.2 hereto.

“Indemnified Party” has the meaning specified in Section 11.3(a).

“Indemnitor” has the meaning specified in Section 11.3(a).

“Independent Accountants” means PricewaterhouseCoopers LLP, except in the event that PricewaterhouseCoopers LLP is unwilling or unable to serve, then such other mutually agreeable nationally recognized accounting firm experienced in the resolution of purchase price disputes.

“Insurance Policies” has the meaning specified in Section 5.19.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“Knowledge of Sellers” means, as to a particular matter, the knowledge of the following persons, in each case which would have been obtained from a reasonable investigation: Nicholas Estes, Edward Kim, Earl Lawson, Chris Southerland Larry Hughes and Jason Tomsic.

“Lease Agreements” has the meaning specified in Section 5.8(f).

“Leased Real Property” has the meaning specified in Section 5.8(f).

“Liability” means any liability, debt, obligation, loss, damage, claim, cost, expense or other charge (including costs of investigation and defense and attorney’s fees, costs and expenses), in each case, whether direct or indirect and whether accrued or contingent.

“Losses” means any and all losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges; provided, that Losses shall not include punitive or treble damages, except to the extent actually awarded to a Governmental Body or other third Person.

“Marks Transition Period” has the meaning specified in Section 8.6(b).

“Material Adverse Effect” means any event, change, circumstance or occurrence that is or could reasonably be expected to be materially adverse to the condition of the business (financial or otherwise), results of operations, or assets of the Acquired Companies (individually or taken as a whole), but shall exclude any event, change, circumstance or occurrence resulting or arising from (a) any change or prospective change in any Requirements of Law or GAAP or interpretation thereof that is applicable to any of the Acquired Companies; (b) any change in interest rates or general economic conditions in the industries or markets in which any of the Acquired Companies operates or affecting the United States of America or foreign economies in general; (c) any change (including any change made by any Governmental Body) that is generally applicable to the industries or markets in which any of the Acquired Companies operates; (d) the entry into or announcement of this Agreement and/or the consummation of the transactions contemplated hereby; (e) any action taken by (or at the request of) Buyer or any of its Affiliates; (f) any omission to act or action taken by any Seller or any of the Acquired Companies with the written consent of Buyer (including those omissions to act or actions taken which are expressly permitted by this Agreement); (g) any national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (h) any failure of any of the Acquired Companies to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period; provided, that the underlying causes of such failure (subject to the other provisions of this definition of “Material Adverse Effect”) shall not be excluded; (i) the failure of Buyer to consent to any of the actions contemplated by Section 7.4 following a request for such consent or any breach by Buyer of any of its obligations under this Agreement; or (j) any effect that is cured by any Seller or any of the Acquired Companies prior to the Closing; provided, however, that in the case of each of clauses (a), (b), (c) and (g) of the foregoing, any such event, change, circumstance or occurrence shall not be excluded to the extent that it has or would reasonably be expected to have a materially disproportionate adverse effect on the condition of the business (financial or otherwise), the results of operations, or the assets of the Acquired Companies (individually or taken as a whole) relative to other companies operating in the same industry in which the Acquired Companies operate.

“Material Contracts” has the meaning specified in Section 5.12.

“MHPRA” means the Medicines & Healthcare Products Regulatory Agency of the United Kingdom.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA.

“Non-US Plan” means each Company Plan in respect of any Business Employees located outside of the U.S.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operational Efficiency Measures” means the operational efficiency measures specified in Schedule 1.3 hereto.

“Order” means any order, judgment, injunction, award, decree, ruling or writ of any Governmental Body.

“Organizational Documents” means, with respect to any Person that is not an individual, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum or articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other similar constituent or organizational documents of such Person.

“Owned Real Property” has the meaning specified in Section 5.8(a).

“Paid Closing Date Debt” means the Closing Date Debt actually paid by Buyer at the Closing in accordance with Section 3.2(b).

“Paid Closing Date Transaction Expenses” means the Closing Date Transaction Expenses actually paid by Buyer at the Closing in accordance with Section 3.2(c).

“Parent” means Chart Industries, Inc., a Delaware corporation.

“Patent Rights” means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions or reissues.

“Permitted Encumbrances” means, collectively, (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable; (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business or pursuant to the Requirements of Law for sums not yet due and payable; (c) Encumbrances identified in the Schedules; (d) Encumbrances or imperfections on real property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance or imperfection; and (e) pledges or deposits to secure obligations under workers’ compensation, unemployment insurance or other types of social security or similar Requirements of Law.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Personal Data” means personal data or personal information as defined under applicable Data Protection Laws.

“Phase 1” has the meaning specified in Schedule 1.3 hereto.

“Phase 2” has the meaning specified in Schedule 1.3 hereto.

“Plan” means (a) any “employee pension benefit plan” as defined in Section 3(2) of ERISA, (b) any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, or (c) any other material employee benefit plan, pension plan or social plan (Sozialplan), policy, operational practice (betriebliche Übung including Gesamtzusage) or similar general regulation granting payments, or other benefits towards any Business Employee in addition to the regular salary, program or arrangement that is maintained or contributed to by any Acquired Company, or by Sellers or their respective Affiliates in respect of any Business Employees, other than any plan, program, policy or arrangement which is maintained by a Governmental Body or which is required to be maintained to satisfy Requirements of Law.

“Pre-Closing Engagements” has the meaning specified in Section 12.17(a).

“Preliminary Cash Determination” has the meaning specified in Section 2.3(a)(ii).

“Preliminary Closing Date Balance Sheet” has the meaning specified in Section 2.3(a)(i).

“Preliminary Closing Statement” has the meaning specified in Section 2.3(a)(ii).

“Preliminary Debt Determination” has the meaning specified in Section 2.3(a)(ii).

“Preliminary Purchase Price Determination” has the meaning specified in Section 2.3(a)(ii).

“Preliminary Transaction Expenses Determination” has the meaning specified in Section 2.3(a)(ii).

“Preliminary Working Capital Determination” has the meaning specified in Section 2.3(a)(ii).

“Proceeding” means any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit, review, or investigation, whether judicial or administrative, of any Person or Governmental Body.

“Products” means the products listed on Schedule 1.4 hereto.

“Purchase Price” has the meaning specified in Section 2.2(a).

“Related Party Contract” has the meaning specified in Section 5.18.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the environment.

“Remedial Action” means actions required by any Environmental Law to (i) clean up, remove, treat or in any other way address Hazardous Materials in the environment, (ii) prevent the Release or threatened Release or minimize the further Release of Hazardous Materials or (iii) investigate and determine if Remedial Action is required, and to design and implement such Remedial Action, including any necessary post-remedial investigation, monitoring, operation and maintenance and care.

“Reorganization” means the consummation of the transactions outlined on Exhibit A (including, for the avoidance of doubt, the De-Merger), the purpose of which is to transfer into the Acquired Companies any portion of the Business which is in Sellers and their respective Affiliates (other than the Acquired Companies), and to transfer out of the Acquired Companies any assets and liabilities that do not pertain to the Business.

“Representatives” has the meaning specified in Section 12.1(b).

“Requirements of Law” means any federal, national, foreign, state, provincial or local laws, statutes, regulations, rules, codes, orders, ordinances, constitutions, treaties, common laws, judgments, decrees and other requirements or rules of law enacted, adopted, issued or promulgated by any Governmental Body.

“Retained Business” means any portion of the business of Sellers and their Affiliates other than the Business, which was transferred out of the Acquired Companies pursuant to the Reorganization.

“Sanctioned Person” has the meaning specified in Section 5.10(b)(iv).

“Schedules” means the schedules delivered by Sellers to Buyer simultaneously with the execution and delivery of this Agreement and which form a part of this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by any Seller under this Agreement or in connection herewith.

“Seller Business Activities” shall mean the design, manufacture, marketing or sale of any product with respect to the storage, usage or transport of (i) cryogenic liquids other than liquid oxygen or (ii) with respect to liquid oxygen, products with storage capacity in excess of sixty (60) liters.

“Seller Fundamental Representations” has the meaning specified in Section 11.1(a).

“Seller Group Member” means Sellers and their respective Affiliates, directors, officers, employees, successors and assigns.

“Seller Insurance Policies” has the meaning specified in Section 5.19.

“Seller Related Parties” has the meaning specified in Section 12.15(a).

“Sellers” has the meaning specified in the Preamble.

“Sellers’ Counsel” has the meaning specified in Section 12.17(a).

“Shares” has the meaning specified in the Recitals.

“Software” means all computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form; provided, however, that “Software” does not include software that is available generally through retail stores, distribution networks or is otherwise subject to “shrink-wrap” or “click-through” license agreements, including any software pre-installed in the ordinary course of business as a standard part of hardware purchased by the Acquired Companies.

“Spinco” has the meaning set forth in Exhibit A.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Supervisory Authority” means any Governmental Body who is responsible for regulating and enforcing applicable Data Protection Laws in its country.

“Target Working Capital Lower Threshold” means $50,000,000.

“Target Working Capital Upper Threshold” means $55,000,000.

“Tax” means (a) any federal, state, local or foreign net income, gross income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, windfall profit, severance, production, stamp or environmental tax or (b) any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any taxing authority of any Governmental Body and (c) any liability for the payment of an amount described in clauses (a) or (b) as a result of transferee or successor liability or otherwise by operation of law (including Treasury Regulations Section 1.1502-6 or any analogous or similar provision under applicable Law).

“Tax Benefit” has the meaning specified in Section 11.6(a).

“Tax Indemnity” has the meaning specified in Section 8.1(a)(i).

“Tax Package” has the meaning specified in Section 8.1(c).

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Person Claim” has the meaning specified in Section 11.4(a).

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information that provides the owner with a competitive advantage.

“Trademarks” means registered United States federal, state and foreign trademarks, service marks and trade names, and pending applications to register the foregoing.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by any of the Acquired Companies, in each case in connection with the transactions contemplated by this Agreement, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (c) any fees, costs and expenses or payments of any of the Acquired Companies related to any transaction bonus, change-of-control payment or retention payments made to any employee of any of the Acquired Companies or any of their respective Affiliates, in each case solely as a result of the execution of this Agreement or in connection with the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, the payment of the Purchase Price to Sellers pursuant to this Agreement); and (d) any amounts set forth in Section 3 of Schedule 1.3; provided, however, that Transaction Expenses shall not include any fees, costs, payments, expenses or disbursements incurred by, on behalf of or for the account of Buyer and its Affiliates (including, after the Closing, the Acquired Companies).

“Transition Services Agreement” means a transition services agreement, in the form attached hereto as Exhibit B, with such other terms as the parties hereto may mutually agree.

“UK Base Purchase Price” means $62,745,000, which is in respect of the UK Shares.

“UK Shares” has the meaning specified in the Recitals.

“US Base Purchase Price” means $65,415,000, which is in respect of the US Shares.

“US Shares” has the meaning specified in the Recitals.

“WARN Act” has the meaning specified in Section 5.15(e).

“Winston” has the meaning specified in Section 12.17(a).

“Working Capital” means (a) the consolidated current assets of the Acquired Companies, excluding (i) Cash and Cash Equivalents, (ii) income tax assets, whether current or deferred, and (iii) intercompany receivables between and among Parent and its Affiliates, minus (b) the consolidated current liabilities of the Acquired Companies, (i) excluding Indebtedness, (ii) Transaction Expenses, (iii) income tax liabilities, whether current or deferred, and (iv) intercompany payables between and among Parent and its Affiliates, in each case calculated in accordance with Exhibit C and the Accounting Principles; provided, however, that Closing Date Working Capital shall not be calculated to include or reflect any matter for which Sellers are obligated to indemnify the Buyer’s Group Members under this Agreement, regardless of whether such matter would be required to be included or reflected by the Accounting Principles, provided, further, to the extent that there is any conflict between Exhibit C and the Accounting Principles, Exhibit C shall prevail and govern.

Section 1.2 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein and attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. All references to days shall be to calendar days unless Business Days are specified. All references to “dollars” or “$” shall mean United States Dollars.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE

Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, (a) Chart US shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Chart US, the US Shares, (b) Chart Lux shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Chart Lux, the UK Shares, in each case free and clear of all Encumbrances, and (c) Chart Asia shall, subject to applicable Requirements of Law, transfer control (as between the parties) of the Business in Chart China to Buyer, and Buyer shall purchase and accept such control from Chart Asia (provided, however, that the China Transfer shall occur thereafter in accordance with Section 8.7).

Section 2.2 Purchase Price.

(a) The purchase price (the “Purchase Price”) to be paid by Buyer to Sellers shall be equal to:

(i) the Base Purchase Price;

(ii) plus the Closing Date Working Capital Adjustment Amount;

(iii) minus an amount equal to the amount necessary to discharge in full the Indebtedness as of the Closing Date (the “Closing Date Debt”);

(iv) minus an amount equal to the Transaction Expenses, to the extent not paid prior to the Closing Date (the “Closing Date Transaction Expenses”); and

(v) plus an amount equal to the Closing Date Cash;

provided, however, that the US Base Purchase Price portion of the Base Purchase Price shall be paid to Chart US, the UK Base Purchase Price portion of the Base Purchase Price shall be paid to Chart Lux and the China Base Purchase Price portion of the Base Purchase Price shall be paid to Chart Asia, in each case as adjusted pursuant to the foregoing Sections 2.2(a)(ii) through (v) as each such item relates to the US Shares, the UK Shares or the China Shares, respectively (except for any such adjustment pursuant to the foregoing clause (ii), which shall adjust each of the US Base Purchase Price, the UK Base Purchase Price and the China Base Purchase Price in proportion to what each bears to the Base Purchase Price).

(b) Not less than five (5) Business Days prior to the Closing Date, Chart US shall deliver to Buyer a certificate setting forth (i) the best and good faith estimate by Sellers of (A) the Cash and Cash Equivalents as of the close of business on the Business Day immediately preceding the Closing Date (the “Estimated Closing Date Cash”), (B) the Closing Date Debt and (C) the Closing Date Transaction Expenses, and (ii) based on such estimates, a calculation of the Estimated Purchase Price, all in reasonable detail prepared in accordance with the Accounting Principles (and which, for the avoidance of doubt, will specify which portion thereof relates to the US Shares, which portion thereof relates to the UK Shares and which portion thereof relates to the China Shares).

(c) Unless otherwise stated, all payments contemplated by this Agreement (including the Purchase Price), the Buyer’s Ancillary Agreements or the Seller Ancillary Agreements shall be made in U.S. Dollars. To the extent any component of the Purchase Price or any such other payment is based on or is determined by a currency other than U.S. Dollars, the applicable U.S. Dollar amount shall be converted from the applicable foreign currency equivalent determined on the basis of the Fixing Rate as of the date of the relevant payment; provided, however, that, for the avoidance of doubt, in the case of any component of the Purchase Price, the applicable U.S. Dollar amount shall be converted from the applicable foreign currency equivalent determined on the basis of the Fixing Rate as of the Closing Date.

Section 2.3 Purchase Price Adjustments.

(a) As promptly as practicable (but not later than ninety (90) days) following the Closing Date, Buyer shall:

(i) prepare, in accordance with the Accounting Principles and in a manner consistent with the illustration set forth in Exhibit C (which sets forth the Closing Date Working Capital as if the Closing occurred on the Balance Sheet Date), a consolidated balance sheet of the Acquired Companies as of the close of business on the Business Day immediately preceding the Closing Date (the “Preliminary Closing Date Balance Sheet”); and

(ii) deliver to Chart US the Preliminary Closing Date Balance Sheet and a certificate setting forth in reasonable detail (A) Buyer’s calculation of (1) Working Capital as of the close of business on the Business Day immediately preceding the Closing Date (the “Preliminary Working Capital Determination”), (2) Cash and Cash Equivalents as of the close of business on the Business Day immediately preceding the Closing Date (the “Preliminary Cash Determination”), (3) Closing Date Debt (the “Preliminary Debt Determination”) and (4) Closing Date Transaction Expenses (the “Preliminary Transaction Expenses Determination”), and (B) based on such calculations, a calculation of the Purchase Price (the “Preliminary Purchase Price Determination” and, together with the Preliminary Closing Date Balance Sheet, the Preliminary Working Capital Determination, the Preliminary Cash Determination, the Preliminary Debt Determination and the Preliminary Transaction Expenses Determination, the “Preliminary Closing Statement”), all in reasonable detail prepared in accordance with the Accounting Principles (and which will, for the avoidance of doubt, other than with respect to the Preliminary Working Capital Determination, specify which portion thereof relates to the US Shares, which portion thereof relates to the UK Shares and which portion thereof relates to the China Shares) and the illustration set forth on Exhibit C;

provided, however, that until such time as the calculation of the amounts shown on the Closing Date Balance Sheet and the Closing Date Working Capital, Closing Date Cash, Closing Date Debt, Closing Date Transaction Expenses and Purchase Price determinations are final and binding on the parties pursuant to this Section 2.3, Chart US and its accountants shall be permitted to discuss with Buyer and its accountants the Preliminary Closing Statement and shall be provided copies of, and have access upon reasonable notice at all reasonable times during normal business hours to, subject to Chart US’s entrance into a customary confidentiality agreement with Buyer’s accountants (if required thereby), the work papers and supporting records of Buyer and its accountants so as to allow Chart US and its accountants to become informed concerning all matters reasonably relating to the preparation of the Preliminary Closing Statement and the accounting procedures, methodologies, tests and approaches used in connection therewith.

(b) Following receipt of the Preliminary Closing Statement, if Chart US has any objections to such document as prepared by Buyer, Chart US shall deliver written notice to Buyer of such dispute in detail indicating each disputed item (including the specified dollar amount of each disputed item along with the calculation of such disputed amount) and the basis for the disagreement therewith within forty-five (45) days after the date of such receipt thereof. In the event that Chart US does not notify Buyer of a dispute with respect to the Preliminary Closing Statement within such 45-day period, the Preliminary Closing Date Balance Sheet, Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Debt Determination, Preliminary Transaction Expenses Determination and Preliminary Purchase Price Determination set forth therein shall be final and binding as the “Closing Date Balance Sheet,” “Closing Date Working Capital,” “Closing Date Cash,” “Closing Date Debt,” “Closing Date Transaction Expenses” and “Purchase Price,” respectively, for purposes of this Agreement. In the event of notice of such dispute, Chart US and Buyer shall negotiate in good faith to resolve such dispute. If Buyer and Chart US, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after Chart US provides written notice to Buyer of Chart US’s objections, then Buyer and Chart US shall engage the Independent Accountants to conduct a review of Chart US’s objections to the Preliminary Closing Date Balance Sheet, Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Debt Determination, Preliminary Transaction Expenses Determination and/or Preliminary Purchase Price Determination, as the case may be, as promptly as reasonably practicable and, upon completion of such review, to deliver written notice to Chart US and Buyer setting forth the Independent Accountants’ resolution of such objections and the resulting adjustments shall be deemed finally determined for purposes of this Section 2.3. The Independent Accountants’ role in completing such review shall be limited to resolving such objections and determining the correct calculations to be used with respect to only the disputed portions and amounts of the Preliminary Closing Statement and the subsequent objections thereto, which have been made consistent with the preceding provisions. In resolving such objections, the Independent Accountants shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Preliminary Closing Statement and the decision of the Independent Accountants shall be solely based on (i) whether such item objected to was prepared in accordance with the guidelines set forth in this Agreement concerning determination of the amounts set forth therein or (ii) whether the item objected to contains a mathematical or clerical error. The parties shall not permit the Independent Accountants to conduct any ex-parte communications with the parties, nor shall they take into consideration any settlement offers provided or exchanged by the parties. The Preliminary Closing Date Balance Sheet, Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Debt Determination, Preliminary Transaction Expenses Determination and Preliminary Purchase Price Determination as agreed by Buyer and Chart US or as determined by the Independent Accountants, as the case may be, shall be final and binding as the “Closing Date Balance Sheet,” “Closing Date Working Capital,” “Closing Date Cash,” “Closing Date Debt,” “Closing Date Transaction Expenses” and “Purchase Price,” respectively, for purposes of this Agreement.

(c) The parties hereto shall make available to the Independent Accountants (if applicable), such books, records and other information (including work papers) that the Independent Accountants may reasonably request in order to review the Preliminary Closing Statement. The fees and expenses of the Independent Accountants hereunder shall be paid by Buyer, on the one hand, and Chart US (on behalf of Sellers), on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party.

Section 2.4 Purchase Price Adjustment Payment. Promptly (but not later than five (5) Business Days) after the final determination of the Closing Date Working Capital, Closing Date Cash, Closing Date Debt, Closing Date Transaction Expenses and Purchase Price pursuant to Section 2.3, the parties shall take the following actions, as applicable:

(a) if the Purchase Price as finally determined pursuant to Section 2.3 exceeds the Estimated Purchase Price, then Buyer shall pay to Sellers by wire transfer of immediately available funds a dollar amount equal to the amount of such excess to the bank account or accounts specified by Chart US; and

(b) if the Estimated Purchase Price exceeds the Purchase Price as finally determined pursuant to Section 2.3, then Sellers shall pay to Buyer by wire transfer of immediately available funds a dollar amount equal to the amount of such excess to the bank account or accounts specified by Buyer;

provided, however, that any such payments required to be made to or by Sellers pursuant to this Section 2.4 shall be made to or by (or on behalf of) Chart US and/or Chart Lux and/or Chart Asia in the relative proportions that such amounts actually relate to the US Shares, the UK Shares or the China Shares, respectively (as contemplated by Section 2.2), except for the portion of any such payments that relate to the Closing Date Working Capital, which shall be made to or by (or on behalf of) Chart US and/or Chart Lux and/or Chart Asia in the proportion that each of the US Base Purchase Price, UK Base Purchase Price and China Base Purchase Price bears to the Base Purchase Price, respectively.

ARTICLE III

CLOSING

Section 3.1 Closing Date. The Closing shall be held at the offices of Winston & Strawn LLP, 35 West Wacker Street, Chicago, Illinois 60601, at 10:00 a.m. Eastern time on the fifth (5th) Business Day following the date on which each of the conditions set forth in Article IX is satisfied or waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions), or at such other date, time and place (including remotely via the exchange of executed documents and other deliverables by PDF) as shall be agreed upon by Buyer and Chart US. In the event that the Closing would otherwise occur prior to December 31, 2018 pursuant to this Section 3.1, at the written request of Buyer, the Closing shall be delayed until December 31, 2018; provided, however, that Buyer shall agree in writing in such written request (in form and substance reasonably satisfactory to Sellers) that any and all conditions precedent set forth in Article IX shall be irrevocably waived by Buyer as of the date the Closing would have otherwise occurred, except for the conditions precedent set forth in Section 9.3(c) and Section 9.3(g) (and provided, that, for the avoidance of doubt, the certificate referenced in Section 9.3(f) shall only be delivered by Sellers as of the date the Closing would have otherwise occurred). The date on which the Closing is actually held is referred to herein as the “Closing Date”; provided, however, that the date on which the China Transfer is actually held is referred to herein as the “China Transfer Date.”

Section 3.2 Payments on the Closing Date. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing:

(a) Buyer shall pay to Sellers in accordance with Section 2.2 the Estimated Purchase Price, by wire transfer of immediately available funds to the bank account or accounts specified by Chart US in writing at least five (5) Business Days prior to the Closing Date;

(b) Buyer shall (on behalf of the Acquired Companies) repay in full the Closing Date Debt, to the extent set forth in any payoff letter delivered by Chart US pursuant to Section 3.4(c), by wire transfer of immediately available funds to the bank account or accounts specified by the holders of such Indebtedness in writing at least five (5) Business Days prior to the Closing Date; and

(c) Buyer shall pay, by wire transfer of immediately available funds to the bank account or accounts specified by Chart US in writing at least five (5) Business Days prior to the Closing Date, an amount sufficient to pay in full each Closing Date Transaction Expense (or, at Chart US’s discretion, Buyer shall pay to the Acquired Companies such funds to pay such amounts).

Section 3.3 Buyer’s Closing Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Buyer shall deliver to Chart US all of the following:

(a) a duly executed counterpart of Buyer to the Transition Services Agreement; and

(b) the certificate contemplated by Section 9.2(c), duly executed by an authorized officer of Buyer.

Section 3.4 Sellers’ Closing Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Chart US (on behalf of Sellers) shall deliver to Buyer all of the following:

(a) the written resignations, in form and substance reasonably satisfactory to Buyer, of each of the officers and directors of the Acquired Companies (except for Chart China) as set forth in Schedule 3.4(a), except as requested otherwise by Buyer in writing not less than fifteen (15) Business Days prior to the Closing Date;

(b) the certificates representing the Shares (to the extent certificated and except for Chart China), duly endorsed to Buyer or accompanied by duly executed stock powers, in form and substance reasonably satisfactory to Buyer, together with completed and signed transfers of the UK Shares to Buyer;

(c) a pay-off letter from each Person or Persons to whom any amounts of Closing Date Debt are owed and shall be paid at the Closing;

(d) a certificate of Chart US’s non-foreign status for purposes of sections 897 and 1445 of the Code;

(e) a duly executed counterpart of Chart US to the Transition Services Agreement;

(f) a fully executed copy of the lease agreement regarding Chart China’s facility, entered into by and between Chart Asia and Chart China, in the form attached hereto as Exhibit D, with such other terms as the parties hereto may mutually agree (the “China Lease Agreement”);

(g) a power of attorney, in form and substance reasonably satisfactory to Buyer, duly executed by Chart Lux in favor of Buyer enabling Buyer (pending registration of the transfer of the UK Shares) to exercise all voting and other rights attaching to the UK Shares;

(h) the certificate contemplated by Section 9.3(f), duly executed by Chart US;

(i) evidence, in form and substance reasonably satisfactory to Buyer, that CAIRE has notified the Accreditation Commission for Health Care, Inc. of the transaction contemplated herein not less than thirty days prior to the Closing, pursuant to section 3.5.1 of that certain Agreement for Accreditation Services, dated as of November 13, 2017, by and between CAIRE and the Accreditation Commission for Health Care, Inc.;

(j) a replacement for certificate no. 135146 issued by APRAGAZ A.S.B.L. (notified body no. 0029) in the name of an Acquired Company, and

(k) a separate agreement solely between an Acquired Company and the current European authorized representative MPS Medical Product Service GmbH, the content of this separate agreement to be in line with the existing consultancy agreement dated 5 June 2018 between MPS Medical Product Service GmbH and Chart US, CAIRE and AirSep Corporation.

Section 3.5 Withholdings. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement including Purchase Price, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any Requirements of Law. To the extent that amounts are withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Sellers, in respect of which such deduction and withholding was made by Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers represent and warrant to Buyer as follows as of the date of this Agreement and the Closing Date:

Section 4.1 Organization; Power and Authority.

(a) Each Seller has been duly incorporated or organized and is validly existing under the Requirements of Law of the jurisdiction of its incorporation or organization. Each Seller is duly qualified or licensed to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Seller has the requisite power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on its business in all material respects in the manner that it was conducted immediately prior to the date of this Agreement.

(b) Each Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the Seller Ancillary Agreements to which it is a party. This Agreement has been duly authorized, executed and delivered by each Seller and represents (assuming the valid authorization, execution and delivery of this Agreement by each other party hereto) the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, and each of the Seller Ancillary Agreements to which it is a party has been duly authorized by such Seller and, upon execution and delivery by such Seller, will represent (assuming the valid authorization, execution and delivery by the other parties thereto) the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and subject to general equity principles.

Section 4.2 Title to Shares. Chart US is the sole record and beneficial owner of all of the US Shares, Chart Lux is the sole record and beneficial owner of all of the UK Shares and Chart Asia is the sole record and beneficial owner of all of the China Shares, in each case free and clear of all Encumbrances. Except for this Agreement, there are no agreements, arrangements, warrants, options, puts, rights or other commitments, plans or understandings of any character assigned or granted by such Seller or to which such Seller is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the Shares.

Section 4.3 No Brokers. No Seller nor any Person acting on any Seller’s behalf has incurred any Liability to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or the Seller Ancillary Agreements.

Section 4.4 No Other Representations. Except for the representations and warranties contained in this Article IV and in Sections 5.1(b), 5.1(c) and 5.3, no Seller nor any other Person acting on behalf of any Seller makes any representation or warranty, express or implied, regarding Sellers or the Shares.

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING

THE ACQUIRED COMPANIES

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers represent and warrant to Buyer as follows as of the date of this Agreement and as of the Closing Date:

Section 5.1 Organization; Capital Structure of the Acquired Companies; Power and Authority.

(a) Each Acquired Company has been duly incorporated or organized, is validly existing under the Requirements of Law of the jurisdiction of its incorporation or organization and is not and has never been insolvent or subject to any safeguard, bankruptcy or insolvency proceedings under the Requirements of Law of its jurisdiction. Each Acquired Company is duly qualified or licensed to transact business and is in good standing (to the extent applicable) in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Acquired Company has the requisite power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on the Business in all material respects in the manner that it was conducted immediately prior to the date of this Agreement.

(b) Schedule 5.1(b) sets forth the authorized capital stock or other equity interests of each of the Acquired Companies and the number of shares or the ownership percentages of each class of capital stock or other equity interests of the Acquired Companies that are issued and outstanding and the owner of such shares or other equity interests. Except for the Shares, there are no shares of capital stock or other equity securities of any Acquired Company issued, reserved for issuance or outstanding. All of such capital stock or other equity interests set forth on Schedule 5.1(b) (i) are duly authorized, validly issued and, as applicable, fully paid and nonassessable, (ii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of an applicable Requirement of Law, the Organizational Documents of such Acquired Company or any Contract to which the applicable Seller or such Acquired Company is a party or otherwise bound, and (iii) have been offered, sold and issued in compliance with applicable Requirements of Law.

(c) Except for this Agreement and except in respect of the De-Merger, there are no agreements, arrangements, options, warrants, puts, calls, subscriptions, rights, claims or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any capital stock or other outstanding equity interests of the Acquired Companies that are convertible into or exchangeable for any capital stock or other equity interests of the Acquired Companies.

(d) Except as set forth on Schedule 5.1(d), there are no agreements obligating any Acquired Company to transfer profits to a third party.

Section 5.2 Subsidiaries. Except as set forth on Schedule 5.2, none of the Acquired Companies has any Subsidiary and none of the Acquired Companies owns or has the right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any other Person.

Section 5.3 Conflicts. Except as set forth in Schedule 5.3, neither the execution and delivery by any Seller of this Agreement or any of the Seller Ancillary Agreements to which such Seller is a party and the consummation by such Seller of any of the transactions contemplated hereby or thereby, nor the compliance by such Seller with, or fulfillment by such Seller of, the terms, conditions and provisions hereof or thereof will:

(a) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.3(b), result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares or any of the assets of any of the Acquired Companies, under (i) the Organizational Documents of any of the Acquired Companies, (ii) any Material Contract, (iii) any Order to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound or (iv) any Requirements of Law affecting the Acquired Companies; or

(b) require the approval, consent, authorization or act of, the notice to or the making by any of the Acquired Companies of any declaration, filing or registration with, any Person, except (i) in connection with or in compliance with the provisions of the HSR Act, (ii) any other antitrust or other regulatory filings required to be made by Buyer or any of its Affiliates, and (iii) such filings as may be required in connection with the Taxes described in Section 8.1.

Section 5.4 Financial Statements.

(a) Schedule 5.4(a) contains complete copies of (i) the unaudited combined balance sheets of the Business as of March 31, 2018 (the “Balance Sheet Date”), December 31, 2017 and December 31, 2016, and the unaudited combined statements of income of the Business for the three (3) month period ended as of the Balance Sheet Date and the years ended as of December 31, 2017 and December 31, 2016, respectively (the “Financial Statements”). Except as set forth therein or as described on Schedule 5.4(a), the Financial Statements are based on and consistent with the books and records of the Acquired Companies, and present fairly in all material respects the combined financial position and results of operations of the Business in accordance with GAAP on a consistent basis throughout the periods involved, as of their respective dates and for the respective periods covered thereby (subject to (x) the absence of footnote disclosures and other presentation items and (y) in the case of the Financial Statements in respect of the three (3) month period ended as of the Balance Sheet Date, changes resulting from normal year-end adjustments).

(b) All transactions by each Acquired Company related to the Business are and have been properly and accurately recorded in reasonable detail in its books and records, and each document upon which such entries in its books and records are based is complete and accurate in all material respects. No Acquired Company nor any Person on behalf of or for the benefit of such Acquired Company has created or used any off-books cash funds, bank accounts, or other property in connection with the Business. No Acquired Company has made any false or fictitious entries in its books or records related to the Business, and each Acquired Company maintains a system of internal accounting controls adequate to ensure that such Acquired Company maintains no off-the-books accounts and that its assets are used only in accordance with management directives.

Section 5.5 Operations Since Balance Sheet Date. Except as set forth in Schedule 5.5, from the Balance Sheet Date to the date hereof, there has not been a Material Adverse Effect and the Acquired Companies have conducted the Business in all material respects in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the Balance Sheet Date to the date hereof, except as set forth in Schedule 5.5, none of the Acquired Companies has taken any action which, if taken after the date hereof and prior to the Closing, would require the consent of Buyer pursuant to Section 7.4.

Section 5.6 Taxes. Except as set forth in Schedule 5.6:

(a) all material Tax Returns required to have been filed by or on behalf of the Acquired Companies before the date hereof have been timely filed (taking into account extensions properly obtained) and are true, correct and complete in all material respects and have been prepared in compliance with all Requirements of Law;

(b) all Taxes for all periods ending before the date hereof (regardless of whether shown to be due on the Tax Returns referred to in the foregoing clause (a)), to the extent required to have been paid or withheld by the Acquired Companies, have been timely paid or withheld;

(c) the Acquired Companies have properly accrued or reserved on the Financial Statements, in each case in accordance with GAAP, all Taxes in respect of all periods prior to the Closing Date, and none of the Acquired Companies has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement (including the Reorganization);

(d) there are no Encumbrances (other than Permitted Encumbrances) on any of the Company’s assets in connection with any failure (or alleged failure) to pay any Tax by the Company;

(e) none of the Acquired Companies has waived in writing any statute of limitations in respect of Taxes of any of the Acquired Companies which waiver is currently in effect;

(f) no material audit, investigation or other action with respect to Taxes of any of the Acquired Companies is currently pending or the subject of written notification received by any of the Acquired Companies;

(g) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in the foregoing clause (a) by a taxing authority have been paid in full; and

(h) during the last three (3) years, none of the Acquired Companies has been party to any transaction treated by the parties thereto as one to which Section 355 of the Code applied.

This Section 5.6 contains the sole and exclusive representations and warranties with respect to matters relating to Taxes, and notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.6 shall cause any Seller to be liable for any Taxes for which such Seller is not expressly liable pursuant to Section 8.1 (relating to Tax matters).

Section 5.7 Governmental Permits. Each of the Acquired Companies owns, holds or possesses all licenses, franchises, permits, privileges, immunities, registrations, clearances, exemptions, approvals and other authorizations from a Governmental Body or, with regard to EC certificates, from a competent notified body within the European Union that are necessary to entitle it to conduct the Business as conducted immediately prior to the date of this Agreement (collectively, the “Governmental Permits”) together with the Product related technical documentation necessary for obtaining such Governmental Permit. Each of the Governmental Permits owned, held or possessed by any of the Acquired Companies is valid, subsisting and in full force and effect. All fees and charges with respect to such Governmental

Permits as of the date hereof have been paid in full, in each case, to the extent due and payable. The operation of the Business as currently conducted is not, and during the past three (3) years has not been, in material violation of, nor is any Acquired Company in default or material violation under, any Governmental Permit and, to the Knowledge of Sellers, no event has occurred which would constitute a default or violation of any material term, condition or provision of any Governmental Permit.

Section 5.8 Real Property.

(a) Schedule 5.8(a) sets forth a complete list of all real property owned by any of the Acquired Companies (collectively, the “Owned Real Property”) and the record owner thereof. The applicable Acquired Company has good, marketable and valid fee simple title to each such parcel of Owned Real Property, together with all improvements thereon, free and clear of all Encumbrances except for Permitted Encumbrances. None of the Acquired Companies has an obligation to acquire any additional real property. There are no tenants or other Persons occupying any space in the Owned Real Property, other than pursuant to the leases or subleases set forth on Schedule 5.8(b).

(b) The Acquired Companies have not received written notice of a violation of any applicable Requirements of Law, or any covenant, condition, restriction or easement affecting the Owned Real Property or the use and occupation thereof, which has not been fully complied with or remedied, and has not received written notice of any condemnation from a Governmental Body affecting any part of the Owned Real Property or operation thereof.

(c) No portion of the Owned Real Property is subject to or affected by any lien for past due special assessments.

(d) All real property Taxes and assessments in connection with the Owned Real Property which have become due for periods prior to the Closing have been paid when due, or will be paid on or before Closing.

(e) There are no outstanding option or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

(f) Schedule 5.8(b) sets forth (i) a true and correct list of all leasehold interests of the Acquired Companies in all real property (the “Leased Real Property”) and (ii) a true and correct list of all leases, subleases, licenses and other Contracts for the use and occupancy by the Acquired Companies of the Leased Real Property (together with all modifications, amendments, consents and supplements thereto, collectively, the “Lease Agreements”). The Acquired Companies have made or will make available to Buyer true and complete copies of each Lease Agreement. Each Lease Agreement is a valid and binding obligation of one of the Acquired Companies, as applicable, is in full force and effect and is enforceable against such Acquired Company and, to the Knowledge of Sellers, against the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity. The Acquired Companies are not in nor, to the Knowledge of Sellers, alleged to be in, material breach or material default under any of the Lease Agreements, and no event or condition has occurred or exists, which with the passage of time, the giving of notice or both, would constitute a material breach or material default thereunder.

Section 5.9 Intellectual Property.

(a) Schedule 5.9(a) contains a list of all Copyrights, Patent Rights and Trademarks owned by the Acquired Companies which are necessary for the conduct of the Business as currently conducted (the “Company Intellectual Property”). None of the Sellers own, directly or indirectly, any Copyrights, Patent Rights or Trademarks which are necessary for the conduct of the Business as currently conducted, except for those listed on Schedule 5.9(a).

(b) Schedule 5.9(b) contains a list of all Software owned or used by the Acquired Companies which is necessary for the conduct of the Business as currently conducted.

(c) Except as set forth in Schedule 5.9(c), (i) the Acquired Companies own the entire right, title and interest in and to the Company Intellectual Property listed in Schedule 5.9(a) free and clear of all Encumbrances, except for Permitted Encumbrances, and (ii) the Acquired Companies either (A) own the entire right, title and interest in and to the Software listed in Schedule 5.9(b) free and clear of all Encumbrances, except for Permitted Encumbrances, or (B) have a valid contractual right or license to use the same in the conduct of the Business.

(d) Except as set forth in Schedule 5.9(d), (i) all registrations for the Company Intellectual Property identified in Schedule 5.9(a) are valid and in force, and all applications to register Company Intellectual Property so identified are pending and in good standing, all, to the Knowledge of Sellers, without challenge of any kind; (ii) the Company Intellectual Property (other than with respect to pending applications) is valid and in force; and (iii) to the Knowledge of Sellers, no other Person is infringing on any of the Company Intellectual Property.

(e) Except as set forth in Schedule 5.9(e), (i) no infringement by any of the Acquired Companies of any Intellectual Property of any other Person (including Sellers and their Affiliates other than the Acquired Companies) has occurred or resulted in any way from the conduct of the Business during the past three (3) years; and (ii) no written notice of a claim of any material infringement of any Intellectual Property of any other Person has been received by any of the Acquired Companies in respect of the conduct of the Business during the past three (3) years.

(f) Except as set forth in Schedule 5.9(f), as of the date hereof, no Proceedings are pending or, to the Knowledge of Sellers, threatened against any of the Acquired Companies which challenge the validity, enforceability or ownership of any Company Intellectual Property.

Section 5.10 Compliance with Laws; Anti-Corruption; Litigation.

(a) Except as set forth in Schedule 5.10(a), (i) during the past three (3) years, the Acquired Companies have complied and are in compliance, in each case in all material respects, with each Requirement of Law and Order that is applicable to their respective properties, assets, operations, sales/manufacturing or business; and (ii) during the past three (3) years, no Acquired Company has received any written notice from any Governmental Body indicating that it is or may be in violation of any Requirements of Law.

(b) Without limiting the generality of Section 5.10(a), except as set forth in Schedule 5.10(b):

(i) Each Acquired Company (including any of its officers, directors, employees and, to the Knowledge of Seller, any Person who performs services (including to distributors, agents or other representatives), in each case, acting on behalf of such Acquired Company) is, and during the past five (5) years has been (except, in the case of the French Requirement of Law referenced below, since December 9, 2016 has been), in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the Procurement Integrity Act (41 U.S.C. § 423), the Anti-Kickback Act of 1986 (41 U.S.C. Chapter 87, Kickbacks), the French law No 2016-1691 dated 9 December 2016 “relative à la transparence, à la lutte contre la corruption et à la modernisation de la vie économique” (Sapin 2 Regulation), and any other analogous Requirements of Law concerning corrupt payments and related activities, in each case, to the extent applicable to the Business (collectively, “Anti-Corruption Laws”).

(ii) No Acquired Company (including any of its officers, directors, employees and, to the Knowledge of Seller, any Person who performs services (including distributors, agents or other representatives), in each case, acting on behalf of such Acquired Company) has, during the past five (5) years: (A) directly or indirectly given, offered, promised, or authorized the giving of money or anything of value to any government official with the intent, in violation of Anti-Corruption Laws, to (1) influence such government official’s act or decision, (2) induce action or inaction in violation of a lawful duty, (3) secure any improper business advantage or favor, or (4) induce such governmental official to influence an official act or decision to direct business to such Acquired Company or to gain any improper advantage or benefit for such Acquired Company; (B) directly or indirectly, given, offered, promised, or authorized the giving of any payment or provision of anything of value where such activity would constitute a bribe, gratuity, or kickback in violation of Anti-Corruption Laws; or (C) has been subject to any Proceedings with respect to Anti-Corruption Laws and there are no circumstances known to the Sellers that are likely to give rise to any such Proceedings.

(iii) No Acquired Company (including any of its officers, directors, employees and, to the Knowledge of Seller, any Person who performs services for or on behalf of such Acquired Company whilst acting in the capacity of a Person performing such services, including distributors, agents or other representatives) has, in each case to the extent applicable thereto, (A) breached the Criminal Finance Act 2017 or (B) has been subject to any Proceedings in respect of a violation of alleged violation of the Criminal Finance Act 2017 and there are no circumstances known to the Sellers that are likely to give rise to any such Proceedings.

(iv) No Acquired Company (nor any of its officers, directors, employees and, to the Knowledge of Sellers, distributors, agents or other representatives), (A) has been or is designated on any list of any Governmental Body as Persons whose property must be blocked or with whom Persons cannot transact business, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC, or, to the extent applicable, any similar list of sanctioned persons issued by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Body administering sanctions, including the U.S. Department of State, (B) is a national or citizen of, organized under the laws of or resident or operating in any country or territory which is itself the subject of country-wide or territory-wide sanctions, including Iran, Cuba, Syria, Sudan, Crimea, and North Korea, or (C) is a Person owned or controlled by any Persons described in clauses (A) and/or (B) of this sentence (Persons described in clauses (A), (B) and/or (C) collectively, “Sanctioned Persons”).

(v) Each Acquired Company (and its officers, directors, employees and, to the Knowledge of Sellers, distributors, agents or other representatives) is in compliance, and for the five (5) years prior to the date of this Agreement has been in compliance, with all applicable Requirements of Law and Orders relating to financial sanctions, including those administered by OFAC, the European Union and Her Majesty’s Treasury.

(vi) Except as would not, individually or in the aggregate, be reasonably expected to be material and adverse to the business of any Acquired Companies, each Acquired Company is in compliance, and for the five (5) years prior to the date of this Agreement has been in compliance, with all applicable Requirements of Law and Orders relating to the import and export of goods, software, services and technology, including the Tariff Act of 1930 as amended, regulations issued or enforced by U.S. Customs and Border Protection, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Sanctioned Persons, the embargoes, restrictions and regulations administered by OFAC, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and, to the extent applicable, the Requirements of Laws of Governmental Bodies of other countries relating to the same subject matter as the U.S. statutes and regulations described above, including the EU Dual-Use Regulation (Regulation (EC) No 428/2009), the Consolidated list of persons, groups and entities subject to EU financial sanctions, Regulation (EU) No. 952/2013 (Union Customs Code) and Council Regulation (EEC) No. 2913/92 (Community Customs Code) with corresponding implementing and delegated legislation, the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz) and the German Foreign Trade Regulation (Außenwirtschaftsverordnung). Without limiting the generality of the foregoing, none of the Acquired Companies, including any of its officers, directors, employees and, to the Knowledge of Sellers, distributors, agents or other representatives, in each case, acting on behalf of such Acquired Company, has exported or re-exported, directly or indirectly, any software, products, services or technology to, or engaged in or otherwise participated in, or assisted or facilitated any transaction with, Crimea, Cuba, Iran, Sudan, Syria, North Korea, or any other country subject to country-wide or territory-wide embargo or sanction by OFAC, or any Sanctioned Person in violation of applicable Requirements of Law.

(vii) Each Acquired Company (and its officers, directors and employees) is in compliance, and for the five (5) years prior to the date of this Agreement has been in compliance, with all applicable Requirements of Law and Orders relating to anti-money laundering (“Anti-money Laundering Laws”).

(viii) No Acquired Company (nor any of its officers, directors and employees) has been subject to any Proceedings with respect to applicable Anti-money Laundering Laws and there are no circumstances to the Knowledge of the Sellers that are likely to give rise to any such Proceedings.

(c) Without limiting the generality of Section 5.10(a), except as set forth in Schedule 5.10(c):

(i) Each Acquired Company is and, during the past three (3) years has been, in compliance in all material respects with applicable Health Care Laws.

(ii) During the past three (3) years, each Acquired Company has timely and accurately filed all annual or other reports required by FDA or any other applicable Governmental Body, except as would not reasonably be expected to adversely affect the Acquired Companies in any material respect.

(iii) During the past three (3) years, the Acquired Companies have not submitted any claims to any Governmental Health Care Program.

(iv) There are no Proceedings or Orders pending nor, to the Knowledge of Sellers, threatened in writing against an Acquired Company that are related to actual or alleged violations of Health Care Laws the subject of which could reasonably be expected to adversely affect the Acquired Companies in any material respect.

(v) None of the Acquired Companies nor, to the Knowledge of Sellers, any director or officer of any Acquired Company, is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Health Care Program.

(vi) During the past three (3) years, the products of the Acquired Companies that are subject to the jurisdiction of the FDA or any comparable Governmental Body have been and are being developed, tested, manufactured, distributed, marketed and sold in material compliance with Health Care Laws, including in material compliance with any pre-market notification or pre-market approval requirements, good manufacturing practices, labeling requirements, advertising requirements, record-keeping requirements and adverse event reporting requirements.

(vii) During the past three (3) years, no product of the Acquired Companies has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and no such product has been subject to a safety-focused “Dear Healthcare Professional” communication or to a material adverse change in safety-related labeling communication, except where such communication would not reasonably be expected to adversely affect the Acquired Companies in any material respect.

(d) Except as set forth in Schedule 5.10(d):

(i) as of the date hereof, there are no Proceedings pending or, to the Knowledge of Sellers, threatened against any of the Acquired Companies;

(ii) as of the date hereof, there are no Proceedings pending or, to the Knowledge of Sellers, threatened that question the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements; and

(iii) none of the Acquired Companies is subject to any outstanding Order that prohibits or otherwise restricts the ability of any of the Acquired Companies to consummate fully the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements.

(e) Schedule 5.10(e) sets forth a current and complete list of all Government Contracts. Sellers have made available to Buyer true, correct and complete copies of each Government Contract. None of the Acquired Companies, Sellers, any current or former employees, officers, directors, consultants or agents of the Acquired Companies, has been excluded from participation in contracting with any Governmental Body. The Acquired Companies are in compliance, and have during the past three (3) years complied with, all Requirements of Law, including (in each case, to the extent applicable to the Acquired Companies) the Defense Priorities and Allocation System (DPAS) Regulation, the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Truth in Negotiations Act, the Federal Acquisition Regulation, any Federal Supply Schedule program (as defined by the U.S. General Services Administration), including manufacturing-origin requirements thereunder, any applicable agency-specific Federal Acquisition Regulation supplement or acquisition regulation and related cost principles and the Cost Accounting Standards, and state and federal affirmative action requirements (including Executive Order 11246, The Rehabilitation Act of 1973, and the Vietnam Era Veterans Readjustment Assistance Act and all related regulations). To the Knowledge of Sellers, there is no pending or threatened audit or investigation of the Acquired Companies by a Governmental Body that has resulted or would reasonably be expected to result in an adverse finding with respect to any alleged nonperformance, irregularity, misstatement or omission arising under or relating to any Government Contract. To the Knowledge of Sellers, no facts exist that could reasonably be expected to give rise to Liability under the U.S. False Claims Act.

(f) None of the representations and warranties contained in this Section 5.10 shall be deemed to relate to Tax matters (which are governed by Section 5.6), ERISA, employee benefits matters and employee relations and agreements (which are governed by Sections 5.14 and 5.15) or environmental matters (which are governed by Section 5.16).

(g) Each of the Acquired Companies is in material compliance with, and has during the past three (3) years complied in all material respects with, all applicable Data Protection Laws including where required by applicable Data Protection Laws: (i) the requirements relating to notification and/or registration of processing of Personal Data; (ii) the requirement to implement appropriate technical and organizational measures against unauthorized or unlawful processing of Personal Data and against accidental loss or destruction of, or damage to, Personal Data; (iii) the obtaining of an agreement with each data processor appointed by the Acquired Companies which requires such processor to comply fully with Data Protection Laws; (iv) the requirement not to transfer any Personal Data outside of the European Economic Area without having complied with all applicable Data Protection Laws in relation to such transfers; and (v) dealing with all subject access requests from data subjects.

(h) None of the Acquired Companies has been the subject of an audit by any Supervisory Authority in relation to Data Protection Laws in the two (2) years before the date of this agreement.

(i) None of the Acquired Companies has received any written notice, complaint or claim from any Person alleging non-compliance with Data Protection Laws (including any prohibition or restriction on the transfer of data to any jurisdiction) or claiming compensation for or an injunction in respect of non-compliance with Data Protection Laws.

(j) None of the Acquired Companies has suffered a material data breach or loss of Personal Data or confidential information in the two (2) years before the date of this agreement.

Section 5.11 Contracts. Except as set forth in Schedule 5.11, as of the date of this Agreement, none of the Acquired Companies is a party to or bound by:

(a) any Contract for the purchase of services, supplies, raw materials, components or equipment which involved payment by the Acquired Companies of more than $1,000,000 in the fiscal year ending December 31, 2017;

(b) any Contract for the sale of any products or services which involved payment to the Acquired Companies of more than $1,000,000 in the fiscal year ending December 31, 2017;

(c) any loan agreements, promissory notes, indentures, letters of comfort, letters of credit, bonds or other instruments involving indebtedness for borrowed money or any guaranties of any such indebtedness;

(d) any license of, or other Contract granting any of the Acquired Companies the right to use (where such right to use is the primary purpose of such Contract), any Intellectual Property or Software received from or granted to third parties which is material to the conduct of the Business as currently conducted;

(e) any employment or consulting Contract (other than any Plan) with an individual providing for payment of base salary or similar payments by one of the Acquired Companies of an amount in excess of $150,000 per year;

(f) any Contract for capital expenditures that will involve payments of more than $500,000 individually, or $1,500,000 in the aggregate, after the date hereof;

(g) any partnership, joint venture, limited liability company or other similar Contract or arrangement;

(h) any Contract with another Person which limits or restricts the ability of any of the Acquired Companies to enter into or engage in any market or line of business or establishes an exclusive sale or purchase obligation with respect to any product or service or any geographic location (except for such Contracts which shall not apply to any of the Acquired Companies upon Closing);

(i) any Contract that requires any of the Acquired Companies to purchase its total requirements of any product or service from a third party or that contains “take or pay”; provisions;

(j) any Contract that provides for the indemnification by any of the Acquired Companies of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(k) any Contract that relates to the acquisition or disposition of any business within the past five (5) years (whether by merger, purchase or sale of stock, purchase or sale of assets or otherwise); or

(l) any Government Contract, except as set forth on Schedule 5.10(e).

Section 5.12 Status of Contracts. Except as set forth in Schedule 5.12, each of the Contracts set forth in Schedule 5.11 (collectively, the “Material Contracts”) is a valid and binding obligation of one of the Acquired Companies, as applicable, is in full force and effect and is enforceable against such Acquired Company and, to the Knowledge of Sellers, against the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity. No Acquired Company is in or, to the Knowledge of Sellers, alleged to be in, breach or default under any of the Material Contracts in any material respect and, to the Knowledge of Sellers, the other parties thereto are not in or alleged to be in, breach or default under any of the Material Contracts. Sellers have made available to Buyer true, correct and complete copies of each Material Contract. None of the Acquired Companies or, to the Knowledge of Seller, any other party thereto has provided or received any notice of any intention to terminate, any Material Contract in any material respect. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof.

Section 5.13 Sufficiency of Assets; Inventory.

(a) On the Closing Date, except as set forth on Schedule 5.3 and Schedule 5.13, the assets and Contracts of the Acquired Companies will, taking into account the Transition Services Agreement and subject to the China Transfer, constitute all of the rights, property and assets necessary for the continued conduct of the Business immediately following the Closing as conducted immediately prior to the Reorganization; provided, however, that nothing in this Section 5.13 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of Cash and Cash Equivalents or Working Capital (or the availability of the same). The Company has good and valid title to personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice. All such properties and assets are free and clear of Encumbrances except for Permitted Encumbrances. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Acquired Companies are structurally sound, are in good operating condition and repair (save for ordinary wear and tear) and are adequate for the uses to which they are being put, and none of such assets are in need of maintenance or repairs except for ordinary routine maintenance and repairs that are not material in nature or cost.

(b) All inventory of the Acquired Companies included in the Closing Date Working Capital consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice in all material respects, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Acquired Companies free and clear of all Encumbrances (except for Permitted Encumbrances), and no inventory is held on a consignment basis.

Section 5.14 Employee Benefits.

(a) Each Plan is listed in Schedule 5.14(a), and with respect to each such Plan, Sellers have made available to Buyer prior to the date hereof a true and correct copy of either such Plan or a written summary of the material terms thereof.

(b) Schedule 5.14(b) contains a complete and correct list of all Plans sponsored, maintained or contributed to by an Acquired Company (the “Company Plans”).

(c) With respect to each Company Plan set forth in Schedule 5.14(b), except as would not, individually or in the aggregate, reasonably be expected to adversely affect the Acquired Companies in any material respect, (i) such Plan has been maintained and operated in compliance with the terms of such Plan and the applicable Requirements of Law, including the Code, ERISA and similar non-U.S. Requirements of Law, and (ii) as of the date hereof, no litigation or asserted claims against any of the Acquired Companies exist with respect to any such Company Plan (other than routine claims for benefits).

(d) Each Company Plan in the U.S. that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter for a prototype or volume submitter plan, and Sellers have made available to Buyer a copy of each such letter. No Company Plan in the U.S. is a Multiemployer Plan.

(e) Except as set forth on Schedule 5.14(e), no Company Plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and no Company Plan listed in Schedule 5.14(e) has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, as applicable. With respect to any Plan, no “reportable event” as defined in Section 4043 of ERISA (other than an event for which the 30-day notice period is waived) has occurred or is reasonably expected to occur as a result of the transactions contemplated by this Agreement. The Acquired Companies have not incurred and there are no circumstances under which they could reasonably be expected to incur any liability under Title IV of ERISA.

(f) Except as set forth on Schedule 5.14(f) or as would not, individually or in the aggregate, reasonably be expected to adversely affect the Acquired Companies in any material respect, (i) each Non-US Plan required to be registered or approved by any Governmental Body has been so registered or approved, and has been administered in good standing with such Governmental Body, (ii) each Non-US Plan that is intended to qualify for favorable Tax benefits under the applicable Requirements of Law of any jurisdiction is so qualified, (iii) no Non-US Plan is a defined benefit pension plan or scheme, and (vi) no Acquired Company, and no person who is “connected” with or an “associate” of any Acquired Company (with such terms having the meanings given to them by, respectively, section 249 and section 435 of the UK Insolvency Act 1986) has at any time since 19 December 1996 provided, participated in or otherwise had any (immediate or contingent) liability to or in respect of an occupational pension scheme to which section 75 of the Pensions Act 1995 applies or has applied.

(g) With regard to the German Acquired Company, no employee and no former employee participates or is entitled to participate in a company pension pursuant to the German Company Pension Act (Betriebsrentengesetz, BetrAVG).

Section 5.15 Employee Relations and Agreements.

(a) Except as set forth in Schedule 5.15(a), none of the Acquired Companies is a party to any labor contract, collective bargaining agreement, works council agreement or any other written Contract with any labor organization, union, works council, staff body or other similar association or body.

(b) Except as set forth in Schedule 5.15(b), (i) there are no labor strikes, work stoppages, representation petitions, or lockouts pending or, to the Knowledge of Sellers, threatened, against any of the Acquired Companies; (ii) to the Knowledge of Sellers, no union organizational campaign or works council establishment (Betriebsratsgründung) or other establishment of an employee representative body is in progress with respect to the Business Employees; (iii) no Acquired Company is a party to or, to the Knowledge of Sellers, has been threatened in writing with, any dispute with any of its current or former employees or any dispute or controversy with a union or a works council or with respect to unionization, collective bargaining or any other topic covered by the National Labor Relations Act or any other applicable labor relations and social security Requirements of Law and any provisions of the applicable collective bargaining agreement involving any of the current or former employees of the Acquired Companies and (iv) each Acquired Company is in compliance in all material respects with all applicable Requirements of Law and applicable collective bargaining agreement respecting employment and employment practices, social contributions, employment compensation, and terms and conditions of employment, including immigration, worker classification, wages (including any minimum wage pursuant to applicable Requirements of Laws), working time organization and payments, hours of work, withholding for Taxes (including social security insurance contributions as far as required under applicable Requirements of Law) and other items, holiday pay, leaves of absence, background checks

(including legal right work checks pursuant to applicable Requirements of Laws), workers’ compensation, pay equity, employment discrimination and harassment, federal, state and local affirmative action executive orders, statutes and regulations (including, e.g., 41 CFR Chapter 60), occupational safety and health as well as regulations regarding temporary lease employees (Leiharbeitnehmer), in particular the employee lending law (Arbeitnehmerüberlassungsgesetz), freelancers, consultants and independent contractors. Without limiting the foregoing, each Acquired Company is in compliance in all material respects with applicable Requirements of Laws relating to immigration and employment eligibility verification, including the Immigration and Nationality Act and the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder and has obtained a timely, accurate, complete and compliant Form I-9 on each employee and former employee hired in at least the past five (5) years and retained such Form I-9 for the time period(s) required pursuant to applicable Requirements of Law.

(c) Schedule 5.15(c) sets forth an accurate list (as of the date set forth therein) of the names, positions, dates of hire, whether classified as exempt or non-exempt for wage and hour purposes, and whether full-time or part-time, of all full and part-time Business Employees by Acquired Company name, location and department. Schedule 5.15(c) also sets forth an accurate list (as of the date set forth therein) of the individual independent contractors engaged to provide services to each Acquired Company in connection with the ordinary business services of the Acquired Company. (i) Each Acquired Company has properly classified the individuals listed on Schedule 5.15(c) as independent contractors or employees, as the case may be, and (ii) each Business Employee classified as “exempt” from overtime and/or minimum wage requirements of the Fair Labor Standards Act (“FLSA”) or any state or local wage Requirements of Law is properly and correctly so classified in compliance with the FLSA and all other applicable Requirements of Laws. Except as set forth in Schedule 5.15(c), the employment of each Business Employee located in the United States is terminable at will by the respective Acquired Company without any penalty, liability or severance obligation, subject to any severance Plan generally applicable to Business Employees. Except as set forth in Schedule 5.15(c), the Acquired Companies will not owe any transaction, change in control, stay or similar bonus or payment to any of their employees or independent contractors solely as a result of the Closing. With regard to the German Business Employees, only seven (7) employees of the German Acquired Company receive bonus and commission payments as set forth in Schedule 5.15(c).

(d) Except as set forth on Schedule 5.15(d), as of the date hereof, there is no equal employment opportunity or discrimination Proceeding, human rights or civil rights Proceeding, wage and hour Proceeding, safety and health Proceeding, or other employment-related or employment practice or process related complaint, charge, notice of violation, notice to show cause or other Proceeding against or involving any Acquired Company pending before any court or other Governmental Body or, to the Knowledge of Sellers, threatened. Except as set forth on Schedule 5.15(d), no Acquired Company has within the past three (3) years been the subject of any inspection, audit, or investigation relating to applicable Requirements of Law or applicable collective bargaining agreements respecting employment and employment practices, social contributions, employment compensation, and terms and conditions of employment, including, without limitation, immigration, worker classification, wages, working time organization and payments, hours of work, withholding for taxes (including social insurance contributions) and other items, leaves of absence, workers’ compensation, pay equity, federal, state and local affirmative action executive orders, statutes and regulations (including, e.g., 41 CFR Chapter 60) and occupational safety and health, nor has any Acquired Company been fined or otherwise penalized by reason of any failure to comply with such Requirements of Law, nor, to the Knowledge of Sellers, is any such audit, compliance review or other Proceeding pending or threatened.

(e) No Acquired Company has within the past three (3) years incurred any liability, notification obligations, payment obligations or other obligations under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or the regulations promulgated thereunder, or any similar state or local Requirements of Law that remains unsatisfied. Except as set forth on Schedule 5.15(e), no employee of the Company has suffered an “employment loss” (as defined in the WARN Act) or similar event under any state or local Law since ninety (90) days prior to the Closing Date.

(f) The German Acquired Company does not form a joint operation (gemeinsamer Betrieb) with other companies/or other operations of third parties.

Section 5.16 Environmental Matters. Except as set forth in Schedule 5.16:

(a) the Acquired Companies are and, during the past five (5) years have been, in compliance in all material respects with all applicable Environmental Laws and the Acquired Companies own, hold or possess all Governmental Permits which are necessary under Environmental Laws to conduct the Business in all material respects as conducted immediately prior to the date of this Agreement, and all such Governmental Permits are valid, subsisting and in full force and effect, except, in each case, as would not reasonably be expected to adversely affect any of the Acquired Companies in any material respect;

(b) none of the Acquired Companies is subject to any Order or settlement agreement alleging or addressing a material violation of or material Liability under any Environmental Law, nor are there, to the Knowledge of Sellers, any facts, events or conditions that could reasonably be expected to form the basis for any such Order or settlement agreement;

(c) during the past five (5) years, none of the Acquired Companies has received any written notice to the effect that it is or may be liable to any Person, including any Governmental Body, as a result of any Release, which notice or claim would reasonably be expected to adversely affect any of the Acquired Companies in any material respect, and none of the Acquired Companies is aware of any Release which would reasonably be expected to adversely affect any of the Acquired Companies in any material respect;

(d) during the past five (5) years, none of the Acquired Companies has handled, treated, stored, disposed of, arranged for or permitted the disposal of, transported, released or exposed any person to any Hazardous Materials in violation of any applicable Environmental Law, and none of the Owned Real Property or Leased Real Property are contaminated by any Hazardous Material, in each case as would give rise to material liabilities under CERCLA or any other applicable Environmental Law; and

(e) none of the Acquired Companies has retained or assumed, by Contract or operation of Requirements of Law, any material liabilities of any other Person under Environmental Laws.

Section 5.17 No Undisclosed Liabilities(a) . None of the Acquired Companies is subject to any material Liability, whether absolute, contingent, accrued or otherwise, of a nature that would be required to be included on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) adequately reflected on, or reserved against in, the balance sheet dated as of the Balance Sheet Date that is included in the Financial Statements, (b) set forth in Schedule 5.17 or any other Schedule hereto, (c) incurred since the Balance Sheet Date in the ordinary course of the Business, or (d) in respect of Transaction Expenses. Notwithstanding the foregoing, no representation or warranty is made pursuant to this Section 5.17 with respect to any matter that is specifically addressed by another representation or warranty contained in this Article V.

Section 5.18 Related Party Contracts. Schedule 5.18 sets forth a current and complete list of any Contracts (other than an employment or similar Contract) by and between any Acquired Company, on the one hand, and any Seller, any Affiliate of any Seller (other than the Acquired Companies) or, to the Knowledge of Sellers, any officer, director or employee of any Seller or any Affiliate of any Seller (including the Acquired Companies), on the other hand (each, a “Related Party Contract”). None of the Related Party Contracts other than the Related Party Contracts set forth in Schedule 7.5 is necessary for the Acquired Companies to conduct the Business in all material respects in the manner that it was conducted immediately prior to the date of this Agreement.

Section 5.19 Insurance. Schedule 5.19 sets forth a true and complete list of all fire, product liability, property, casualty, directors and officers, fiduciary liability, workers’ compensation, vehicular and other insurance policies by which any Acquired Company is insured as of the date of this Agreement, including whether such policy holder is (a) a Seller or an Affiliate thereof other than any Acquired Company (collectively, the “Seller Insurance Policies”) or (b) any Acquired Company (collectively, the “Company Insurance Policies” and, together with the Seller Insurance Policies the “Insurance Policies”). The Insurance Policies are in full force and effect and there are not any premiums due on such Insurance Policies that have not been paid. There are no material claims related to the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 5.20 Product Liability. Except as set forth on Schedule 5.10(d) or Schedule 5.20, none of the Acquired Companies has any material undischarged liability with respect to any product designed, manufactured or sold by the Business arising out of (a) any injury to individuals or property proximately caused by such product, (b) any defect in design or manufacture of such product, (c) any failure to warn in compliance with applicable Requirements of Law with respect to such product or (d) any recall or post-sale warning regarding such product.

Section 5.21 Regulatory Compliance. Except for any matter that individually, or in the aggregate, would not be reasonably expected to be material to the business of the Acquired Companies:

(a) Except as set forth in Schedule 5.21(a), all Products developed, manufactured, labeled, stored, tested, marketed, promoted or distributed by the Acquired Companies and that are subject to the jurisdiction of the United States Food and Drug Administration, or that are governed by the laws of the European Union and/or its Member States and are assessed and surveillanced by a competent notified body within the European Union, or any applicable similar Governmental Body, are being developed, manufactured, labeled, stored, tested, marketed, promoted or distributed by the Acquired Companies, as applicable, in compliance in all material respects with the requirements applicable to the Acquired Companies under Health Care Laws.

(b) Except as set forth in Schedule 5.21(b), all manufacturing operations relating to the Products and conducted by the Acquired Companies and all manufacturing operations relating to the Products and conducted by third parties on behalf of the Acquired Companies (if any), are being conducted in compliance in all material respects with FDA’s current Good Manufacturing Practices (CGMPS) and Quality System Regulations for medical devices and all applicable similar foreign regulatory requirements of any Governmental Body or competent notified body within the European Union.

(c) Except as set forth in Schedule 5.21(c), during the past three (3) years, the Acquired Companies have not received any Form FDA-483, Warning Letter, Untitled Letter, or other similar correspondence or written notice from FDA, or a competent notified body within the European Union or any applicable similar Governmental Body, alleging or asserting the Acquired Companies’ noncompliance with Requirements of Law, including all Health Care Laws.

(d) Except as set forth in Schedule 5.21(d), during the past three (3) years, no Product has been (i) recalled, (ii) the subject of a correction, removal action, or other market withdrawal, or (iii) suspended, withdrawn or discontinued as a result of any action by FDA, a competent notified body in the European Union or any applicable similar Governmental Body. As of the date hereof, no proceeding by FDA, a competent notified body in the European Union or any applicable similar Governmental Body involving a voluntary or mandatory recall of the Acquired Companies’ Products is pending or, to the Knowledge of Sellers, threatened, and during the two (2) year period immediately preceding the date of this Agreement, there has been no written communication from or to any such Governmental Body concerning a voluntary or mandatory recall of the Products.

(e) Except as set forth in Schedule 5.21(e), to the Knowledge of Sellers, no event has occurred that would reasonably be expected to result in the withdrawal of any of the 510(k) pre-market clearances for any Product.

Section 5.22 No Brokers. None of the Acquired Companies nor any Person acting on their behalf has paid or become obligated to pay any fee, obligation or commission, contingent or otherwise, to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or the Seller Ancillary Agreements.

Section 5.23 No Other Representations. Except for the representations and warranties contained in this Article V, no Seller makes any representation or warranty, express or implied, regarding the Acquired Companies or the Business.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES CONCERNING BUYER

As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers as follows:

Section 6.1 Organization of Buyer. Buyer is a Japanese company duly incorporated in Japan, validly existing and in good standing under the laws of Japan. Buyer has the requisite power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on its businesses in all material respects in the manner that they were conducted immediately prior to the date of this Agreement.

Section 6.2 Authority of Buyer; Conflicts.

(a) Buyer has the power and authority to execute, deliver and perform its obligations under this Agreement and each of the Buyer’s Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer’s Ancillary Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Buyer’s board of directors and do not require any further authorization, consent or other proceeding of Buyer or its stockholders. This Agreement has been duly and validly authorized, executed and delivered by Buyer and represents (assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto) the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and each of the Buyer’s Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will represent (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b) Neither the execution and delivery by Buyer of this Agreement or any of the Buyer’s Ancillary Agreements or the consummation by Buyer of any of the transactions contemplated hereby or thereby, nor compliance by Buyer with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 6.2(b)(ii), result in a violation or breach of the terms, conditions or provisions of, conflict with or constitute a default under any provision of, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation or a loss of rights under (A) the Organizational Documents of Buyer, (B) any material Contract to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Order to which Buyer is a party or by which it is bound or (D) any Requirements of Law affecting Buyer, other than, in the case of clauses (B), (C) and (D) above, any such violations, breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

(ii) require the approval, consent, authorization or act of, the notice to or the making by Buyer of any declaration, filing or registration with, any Person, except for (A) in connection with or in compliance with the provisions of the HSR Act, (B) such filings as may be required in connection with the Taxes described in Section 8.1, and (C) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 6.3 No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 6.3:

(a) as of the date hereof, there are no Proceedings pending or, to the knowledge of Buyer, threatened against Buyer or its Affiliates which are reasonably expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby;

(b) as of the date hereof, there are no Proceedings pending or, to the knowledge of Buyer, threatened that question the legality of the transactions contemplated by this Agreement or any of the Buyer’s Ancillary Agreements; and

(c) Buyer is not subject to any outstanding Order that prohibits or otherwise restricts the ability of Buyer to consummate fully the transactions contemplated by this Agreement or any of the Buyer’s Ancillary Agreements.

Section 6.4 Financial Capability. Buyer will have at the Closing sufficient immediately available U.S. funds to enable Buyer to pay the Purchase Price, to permit Buyer to perform in a timely manner all of its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement, in accordance with the terms and subject to the conditions herein.

Section 6.5 Investment Intent.

(a) Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.

(b) Buyer acknowledges that it has been furnished with such documents, materials and information as Buyer deems necessary or appropriate for evaluating the purchase of the Shares. Buyer further acknowledges that it has had the opportunity to ask questions of, and receive answers from, certain officers of Sellers and the Acquired Companies and other Persons acting on the Acquired Companies’ and Sellers’ behalf concerning the terms and conditions of the purchase of the Shares. Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties expressly and specifically set forth in Articles IV and V, as qualified by the Schedules.

Section 6.6 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and for a period of not less than ninety (90) days thereafter: (a) the fair saleable value (determined on a going concern basis) of the assets of Buyer will be greater than the total amount of its Liabilities (whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) Buyer will be able to pay its debts and obligations in the ordinary course of business as they become due; and (c) Buyer will have adequate capital to carry on its businesses, including the Business.

Section 6.7 No Brokers. Except as set forth on Schedule 6.7, neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or Buyer’s Ancillary Agreements.

Section 6.8 No Other Representations. Except for the representations and warranties contained in this Article VI, neither Buyer nor any other Person acting on behalf of Buyer makes any representation or warranty, express or implied, regarding Buyer.

ARTICLE VII

ACTIONS PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 7.1 Access to Information. Subject to Buyer’s obligations under the Confidentiality Agreement, Sellers shall cause the Acquired Companies to afford to the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to all of the offices, properties, assets and business, regulatory and financial records of the Acquired Companies and shall furnish to Buyer or such authorized representatives such additional information concerning the Business as shall be reasonably requested, including the technical documentation of the Products or other Product related documents necessary for transferring or obtaining the Governmental Permits; provided, however, that (i) no Seller or Acquired Company shall be required to violate any obligation of confidentiality, Order or

Requirements of Law to which such Seller or any Acquired Company is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 7.1 (but in such event Sellers shall, and shall cause any applicable Acquired Company to, reasonably cooperate with Buyer to seek an appropriate remedy to permit the access contemplated hereby); (ii) neither Buyer nor any of its officers, employees, agents or representatives shall have access to any employees of the Acquired Companies without Chart US’s prior written consent; (iii) Sellers and the Acquired Companies shall not be required to furnish or otherwise make available to Buyer customer-specific data or any competitively sensitive information; and (iv) the obligations of Sellers pursuant to this Section 7.1 shall be subject to the right of each Seller to determine, in its reasonable discretion, the appropriate timing of the disclosure of information it deems proprietary commercial information or privileged information. Buyer hereby acknowledges and agrees that any investigation pursuant to this Section 7.1 shall be conducted in such a manner as not to interfere unreasonably with the operations of the Acquired Companies or Sellers and, for the avoidance of doubt, Buyer shall not be permitted to undertake any environmental sampling or invasive testing without Chart US’s prior written consent, which shall be in Chart US’s sole discretion.

Section 7.2 Notifications. Buyer, on the one hand, and Sellers, on the other hand, shall promptly notify the other of any Proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

Section 7.3 Consents of Third Parties; Governmental Approvals.

(a) During the period prior to the Closing Date, each party hereto shall act diligently and reasonably and shall, at the request of any other party hereto, use its reasonable best efforts and the Sellers shall to the extent necessary, cause the Acquired Companies to, to cooperate with such other party in attempting to secure any consents, waivers and approvals of any third party (including any Governmental Body or notified body within the European Union) required to be obtained to consummate the transactions contemplated by this Agreement and to perfect the transfer or new obtainment of any Governmental Permits necessary for conducting the Business after the Closing Date; provided, however, that, notwithstanding anything to the contrary in this Agreement, such action shall not include any requirement of either party or any of such party’s Affiliates (including the Acquired Companies on or prior to the Closing Date) to pay money to any third party, commence or participate in any Proceeding (other than a potential audit of the Acquired Companies conducted by a notified body in the EU for preparing the timely renewal/re-obtainment of EC certificates), offer or grant any accommodation or undertake any Liability (in each case financial or otherwise) to any third party (including any Governmental Body), except as otherwise set forth herein; provided further, however, that, prior to the Closing, neither Buyer nor its Affiliates nor any of their respective officers, employees or authorized representatives may contact any customer, supplier, independent service provider or lessor of any Acquired Company, or any other third party (other than any Governmental Body or notified body within the European Union) in connection with any such consent without Chart US’s prior written consent.

(b) Without limiting the generality of (but subject to) the foregoing, upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including obtaining all necessary actions or non-actions, waivers, consents and approvals from all third parties (including any Governmental Body) and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any such third party (including any Governmental Body). Buyer, on the one hand, and Sellers, on the other hand, shall keep the other party informed in all respects of any substantive communication received by such party from, or given by such party to, any Governmental Body or a notified body within the European Union and of any substantive communication received or given in connection with any Proceeding by a private party relating to the transactions contemplated by this Agreement, in each case regarding any of the transactions contemplated hereby, and shall permit the other party to review any substantive communication delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental Body relating to the transactions contemplated by this Agreement or in connection with any Proceeding by a private party, and shall give the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Body or private party). No party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Body without the consent of the other party to this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Without limiting the generality of the foregoing, Buyer shall use its reasonable best efforts (and Sellers shall reasonably cooperate with Buyer) to file all required documentation to obtain clearance under Germany’s merger control related Requirements of Law as soon as practicable following the date of this Agreement, but in no event later than ten (10) Business Days after the date hereof, and shall respond as promptly as practicable to all requests or inquiries received from any applicable Governmental Body for additional documentation or information, with respect to Germany or any other jurisdiction, and Buyer shall complete any required “phase 2” or similar process in any such jurisdiction (subject to Section 7.3(d)). Buyer shall pay one hundred percent (100%) of all filing fees paid to any Governmental Body in connection with any required Governmental Approval, including the filing fee required in connection with such German filing.

(d) Notwithstanding anything contained herein to the contrary, in regards to any antitrust, merger control, competition or trade regulation Requirements of Law, Buyer shall not be required to (i) seek to have any stay or temporary restraining order entered into by any court or other Governmental Body vacated or reversed, (ii) propose, negotiate, commit to and effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Buyer (or any of its Affiliates, including, following the Closing, the Acquired Companies) and (iii) otherwise take or commit to take actions that limit Buyer’s freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Buyer (or its Affiliates, including, following the Closing, the Acquired Companies).

Section 7.4 Operations Prior to the Closing Date.

(a) Prior to the Closing, each Seller shall cause the Acquired Companies to operate and carry on the Business in the ordinary course consistent with past practice and substantially as operated immediately prior to the date of this Agreement.

(b) Without limiting the generality of Section 7.4(a), except as set forth in Schedule 7.4, as required by applicable Requirements of Law, as expressly contemplated by this Agreement or with the prior written consent of Buyer (which Buyer agrees shall not be unreasonably withheld, conditioned or delayed), Sellers shall cause the Acquired Companies, other than in the ordinary course of business, not to:

(i) purchase or otherwise acquire any assets or make any capital expenditures, in each case that are material, individually or in the aggregate, to the Business (other than capital expenditures that do not exceed $500,000 individually or $1,500,000 in the aggregate);

(ii) sell, lease or otherwise transfer or dispose of any assets of any of the Acquired Companies (including to Sellers and their Affiliates (other than the Acquired Companies)) that are material, either individually or in the aggregate, to the Business (other than the sale of inventory in the ordinary course of business and other than the disposition of obsolete assets or other assets not used in the Business during the twelve (12) months preceding the date hereof);

(iii) make any loan to any third party;

(iv) materially increase the base salary, wages or bonus opportunity of any employee of the Acquired Companies with an annual base salary of more than $150,000, except as required by the terms of any Plan or Contract or pursuant to Requirements of Law;

(v) establish, adopt or terminate any Company Plan, or materially increase the benefits provided under any Company Plan to any current or former employee of the Acquired Companies, in each case other than as required by the terms of such Company Plan or Contract or applicable Requirements of Law;

(vi) acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, directly or indirectly, any business or any corporation, partnership, association or other business organization or division thereof;

(vii) terminate or adversely amend in any material respect, or exercise any option to extend, any Lease Agreement;

(viii) make any material change in the accounting methods or policies of the Acquired Companies (including in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits), unless such change is required by GAAP or applicable Requirements of Law;

(ix) issue, deliver or sell any securities of any of the Acquired Companies, other than the issuance of any securities to any of the other Acquired Companies;

(x) amend the Organizational Documents of the Acquired Companies;

(xi) accelerate, terminate, materially modify or cancel any material Contract (including any Material Contract) to which any of the Acquired Companies is a party or by which it is bound;

(xii) hire or promote any person as or to (as the case may be) the position of an officer of any Acquired Company;

(xiii) adopt, modify or terminate any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, or (ii) collective bargaining or other agreement with a union, in each case whether written or oral;

(xiv) enter into a new line of business or abandon or discontinue any existing lines of business;

(xv) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar Requirements of Law; or

(xvi) agree to do any of the foregoing.

Section 7.5 Termination of Related Party Contracts. Except as contemplated by the Seller Ancillary Agreements or the Buyer’s Ancillary Agreements, on or prior to the Closing Date, all Related Party Contracts other than the Related Party Contracts set forth in Schedule 7.5 shall be terminated by Sellers and shall be of no further force and effect after the Closing.

Section 7.6 No Solicitation of Other Bids.

(a) Sellers shall not, and shall not authorize or permit any of the their Affiliates (including the Acquired Companies) or any of their officers, directors, employees or any other representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. To the extent not done already as of the date hereof, Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Acquired Companies) and all of their officers, directors, employees or other representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b) In addition to the other obligations under this Section 7.6, Sellers shall promptly (and in any event within five (5) Business Days after receipt thereof by Sellers) advise Buyer of any Acquisition Proposal received in writing by Sellers or their Affiliates, in each case subject to any applicable confidentiality restrictions applicable to Sellers or their Affiliates.

Section 7.7 Third-Party Consents. Prior to the Closing, each Seller shall, and shall cause each Acquired Company to, use its commercially reasonable efforts to obtain the consent of each counterparty to the Contracts set forth on Schedule 7.7; provided, however, that neither Sellers nor the Acquired Companies shall be obligated to pay any money to any such counterparty in exchange therefor, except as may be expressly contemplated by the relevant Contract.

Section 7.8 Operational Efficiency Measures. Following the date hereof, at Buyer’s written request, Chart US shall cause CAIRE to take or begin to take the Operational Efficiency Measures requested by Buyer, in each case at Buyer’s sole cost and expense (except for Phase 1 and Phase 2, which shall be at Chart US’s sole cost and expense), and Chart US shall cause CAIRE to use its commercially reasonable efforts to complete such Operational Efficiency Measures as promptly as practicable consistent with a timeline mutually agreed upon by Buyer and Chart US; provided, however, that, for the avoidance of doubt, except as set forth in Schedule 1.3, the completion of any such Operational Efficiency Measures shall not be a condition to Closing.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Tax Matters.

(a) Liability for Taxes.

(i) Chart US shall be liable for and pay, and pursuant to Article XI (and subject to the limitations thereof, except, for the avoidance of doubt, the limitations of Section 11.1(a)(x), (y), and (z)), Chart US agrees to indemnify and hold harmless each Buyer’s Group Member from and against, any Taxes imposed on any Acquired Company for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (the “Tax Indemnity”); provided, however, that Chart US shall not be liable for or pay, and shall not indemnify or hold harmless any Buyer’s Group Member from and against, (A) any Taxes imposed on any Acquired Company or for which any Acquired Company may otherwise be liable as a result of transactions occurring on the Closing Date that are allocable to the portion of the Closing Date after the Closing, (B) subject to Section 8.1(g), any Taxes that result from any actual or deemed election under Section 338 of the Code or any similar provisions of U.S. state, local or non-U.S. law as a result of the purchase of the Shares or that result from Buyer, any Affiliate of Buyer, or any Acquired Company engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of any Acquired Company for Tax purposes, (C) notwithstanding anything to the contrary herein, any Taxes resulting from a sale of any Acquired Company by Buyer, (D) any Taxes to the extent resulting from a breach by Buyer of any covenant or agreement contained in this Agreement, including any covenant or agreement contained in this Section 8.1, and (E) any Taxes described under Section 8.1(a)(iv) (Taxes described in the foregoing clauses (A) through (E), “Excluded Taxes”). Sellers shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, in each instance, less any Taxes on such refund or credit, except to the extent such refund or credit was included as an asset in the calculation of Closing Net Working Capital. Upon the request of Sellers, Buyer shall, and shall cause each Acquired Company and its Affiliates to, take all actions necessary, and all actions reasonably requested by Sellers, to timely claim any refunds to which any Seller is entitled pursuant to the preceding sentence, including filing (or causing to be filed) all Tax Returns (including amended Tax Returns) or other documents claiming any such refunds. The amount due to Sellers shall be payable ten (10) days after receipt of any such refund from the applicable Governmental Body (or, if the refund is in the form of credit or offset, ten (10) days after the due date of the Tax Return claiming such credit or offset).

(ii) Buyer shall be liable for and pay, and pursuant to Article XI (and subject to the limitations thereof) shall indemnify and hold harmless each Seller Group Member from and against, (A) any and all Taxes imposed on any Acquired Company, or for which any Acquired Company may otherwise be liable, for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date, and (B) any Excluded Taxes. Except as otherwise provided herein, Buyer shall be entitled to any refund of (or credit for) (x) Taxes described in the foregoing clause (A) and (y) Excluded Taxes.

(iii) For purposes of Section 8.1(a)(i) and Section 8.1(a)(ii), to the extent permissible under applicable Requirements of Law, the parties agree to elect (and to cause each Acquired Company to elect) to have each Tax year of each Acquired Company end on the Closing Date and, if such election is not permitted or required in a jurisdiction with respect to a specific Tax such that any Acquired Company is required to file a Tax Return for a Straddle Period, to utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (x) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; provided, however, if as a result of the transactions contemplated by this Agreement, the value of any asset is reassessed for purposes of determining the amount of any property or other Tax, any resulting increase in Tax for such Straddle Period shall be treated as being solely with respect to the portion of the Straddle Period beginning on the date after the Closing Date; and (y) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if such Acquired Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of applying the foregoing, (A) any item determined on an annual or periodic basis (including amortization and depreciation deductions) for income Tax purposes shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period; (B) any Tax or item of income, gain, loss, deduction or credit from a transaction occurring on the Closing Date shall be allocated to the portion of the Straddle Period beginning on the day after the Closing Date; and (C) any item of deduction attributable to any Transaction Expenses shall be allocated to the portion of the Straddle Period ending on the Closing Date.

(iv) Notwithstanding anything herein to the contrary, all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne by Buyer. With respect to Taxes described in the preceding sentence, Sellers shall reasonably cooperate with Buyer in preparing and filing any such Tax Returns as may be necessary, and the costs of preparing such Tax Returns shall be borne by Buyer.

(b) Tax Returns.

(i) Sellers shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (A) all Tax Returns that are required to be filed by or with respect to any Acquired Company on a combined, consolidated or unitary basis with Sellers or any Affiliate thereof (other than the Acquired Companies) and (B) all other Tax Returns that are required to be filed by or with respect to any Acquired Company for taxable years or periods ending on or before the Closing Date. In each case, Sellers shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, provided such Taxes are indemnified Taxes described in Section 8.1(a)(i) for which Chart US is responsible and not Excluded Taxes. Buyer, at its sole cost and expense, shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to any Acquired Company after the Closing Date and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(ii) All Tax Returns that Buyer is required to file or cause to be filed in accordance with this Section 8.1(b) that relate to any taxable year or period ending on or before the Closing Date or any Straddle Period shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods, except in each case where required by applicable Requirements of Law. With respect to any such

Tax Return to be filed by Buyer, not less than thirty (30) days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date), Buyer shall provide Sellers with a draft copy of such Tax Return for their approval and Buyer shall incorporate any reasonable comments made by Sellers in the Tax Return actually filed.

(iii) None of Buyer or any Affiliate of Buyer shall (or shall cause or permit any Acquired Company to) file, amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to any Acquired Company with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period), or take any other action (including voluntary disclosure) that would increase any Tax liability in respect of any taxable year or period ending on or before the Closing Date, without the prior written consent of Sellers.

(c) Tax Package. Following the Closing, Buyer shall promptly (but in any event within ninety (90) days following the Closing) cause each Acquired Company to prepare and provide to Sellers a package of Tax information materials, including schedules and work papers (the “Tax Package”) required by Sellers to enable Sellers to prepare and file all Tax Returns required to be prepared and filed by Sellers and their respective Affiliates. The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of each Acquired Company, except in each case where required by applicable Requirements of Law.

(d) Contest Provisions.

(i) Buyer shall promptly notify Sellers in writing upon receipt by Buyer or any of its Affiliates (including any Acquired Company) of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which Chart US may be liable pursuant to this Section 8.1.

(ii) Sellers shall have the sole right to represent each Acquired Company’s interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date or otherwise relating to Taxes for which Chart US may be liable pursuant to this Section 8.1, and to employ counsel of its choice at its expense. Buyer or any of its Affiliates shall have the opportunity to participate in each audit or proceeding at its own expense. In the case of a Straddle Period, each Seller shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of Buyer, and at such Seller’s sole expense, may assume the entire control of such audit or proceeding. Neither Buyer nor any of its Affiliates (including any Acquired Company) may settle any Tax claim for any Taxes for which Chart US may be liable pursuant to Section 8.1(a) without the prior written consent of Sellers.

(e) Assistance and Cooperation. After the Closing Date, Sellers, on the one hand, and Buyer, on the other hand, shall (and shall cause their respective Affiliates to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.1(b);

(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of any Acquired Company (including any combined, consolidated or unitary Tax Return that includes any Acquired Company);

(iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Tax Returns of any Acquired Company;

(iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of any Acquired Company for taxable periods for which the other may have a liability under this Section 8.1;

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(vi) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.1(a)(iv) (relating to sales, transfer and similar Taxes); and

(vii) timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Section 8.1.

(f) Tax Covenants. With respect to Tax matters, Buyer and Sellers agree as follows:

(i) each U.S. Acquired Company’s year-end for U.S. federal income Tax purposes shall end as of the end of the Closing Date;

(ii) to the fullest extent permitted under applicable Requirements of Law, to treat any Transaction Expenses paid or accrued on or before the Closing as deductible in taxable years or periods ending on or before the Closing Date (or portion of the Straddle Period ending on the Closing Date) and no party hereto shall apply the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to such deductions; and

(iii) to properly make an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Expenses that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f).

(g) Chart US Election. Chart US shall make an election pursuant to Treasury Regulations Sections 1.1502-36(d)(6)(i)(A) and 1.1502-36(e)(5) with respect to the US Shares to the extent such election is required to avoid any attribute reduction for CAIRE (and shall not make an election pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(B)).

(h) No Section 338 Election. Buyer and Sellers agree that Buyer shall not make or cause or permit to be made any election under Section 338 of the Code or under any applicable similar provision of state or foreign Requirements of Law with respect to the transactions contemplated hereby.

Section 8.2 Employee Matters.

(a) For a period commencing on the Closing Date and ending no earlier than the twelve (12) month anniversary of the Closing Date, Buyer shall, and shall cause its Affiliates (including the Acquired Companies), to take all action necessary so that each Business Employee shall continue to receive a base wage rate or salary rate no less than the wage rate or salary rate he or she is receiving from the respective Acquired Company as of the Closing Date and bonus opportunities that are, in the aggregate, no less favorable to such Business Employee than the bonus opportunities offered to such Business Employee by the respective Acquired Company as of the Closing Date.

(b) With respect to the Business Employees of the Acquired Companies other than Chart China, for a period commencing on the Closing Date and ending no earlier than the twelve (12) month anniversary of the Closing Date, Buyer shall and shall cause its Affiliates (including the Acquired Companies other than Chart china) to provide to each such Business Employee benefits under Buyer’s and its Affiliates’ employee benefit plans and programs (“Buyer’s Benefit Programs”) that are no less favorable in the aggregate to such Business Employee as those provided to similarly situated employees of the Buyer; provided, however, that, with respect to any Business Employee whose employment is terminated by Buyer or any of its Affiliates without cause (as “cause” is defined by Buyer or its respective Affiliate in its reasonable discretion) on or prior to the twelve (12) month anniversary of the Closing Date, Buyer or its Affiliates shall provide such Business Employee with severance payments that are no lower in the aggregate than those severance payments available to such Business Employee under the Plans in place immediately prior to the Closing, except to the extent that the Business Employee is a party to a Contract at the time of termination that provides for severance payments in the event of such termination, in which case the Contract severance payments shall be paid in lieu of any other severance payments.

(c) Buyer shall and shall cause its Affiliates (including the Acquired Companies) to credit Business Employees with all service credited to such Business Employees as of the Closing Date (or, with respect to the Business Employees of Chart China, as of the China Transfer Date) in addition to service earned with Buyer or its Affiliates (including the Acquired Companies) after the Closing Date for all purposes (including purposes of eligibility, vesting and levels of benefits, such as the amount of any vacation, sick days, severance, layoff and similar benefits) under Buyer’s Benefit Programs. Buyer shall and shall cause its Affiliates (including the Acquired Companies) to use commercially reasonable efforts to waive any pre-existing condition exclusions, evidence of insurability requirements, actively at work requirements or waiting periods for participation and coverage applicable under Buyer’s Benefit Programs with respect to Business Employees and their dependents. Buyer shall and shall cause its Affiliates (including the Acquired Companies) to use commercially reasonable efforts to credit Business Employees with any amounts paid under a plan maintained by any Seller or any of its Affiliates prior to the Closing Date (or, with respect to the Business Employees of Chart China, prior to the China Transfer Date) for purposes of satisfying any applicable deductible, coinsurance or out-of-pocket requirements for the plan year that includes the Closing Date (or, with respect to the Business Employees of Chart China, the China Transfer Date) as if such amounts had been paid under a corresponding Buyer’s Benefit Program.

(d) Buyer shall and shall cause its Affiliates (including the Acquired Companies) to honor and recognize immediately after the Closing Date all vacation time of the Business Employees that is accrued and unused as of the Closing Date (or, with respect to the Business Employees of Chart China, as of the China Transfer Date). Nothing in this provision shall limit the ability or right of Buyer or any Affiliate to modify or eliminate its vacation policies or plans in its discretion after the Closing Date.

(e) As of the Closing Date, the Acquired Companies shall terminate their participation in each Plan that is not a Company Plan (except that Chart China shall terminate such participation as of the China Transfer Date), and in no event shall any Business Employee be entitled to accrue any benefits under such Plans that are not Company Plans with respect to services rendered or compensation paid on or after the Closing Date (or the China Transfer Date, as applicable). For the avoidance of doubt, Sellers shall retain or assume all rights and obligations under each Plan that is not a Company Plan, whether arising prior to, on or after the Closing Date.

(f) As of the Closing Date (or, with respect to the Business Employees of Chart China, as of the China Transfer Date), all Business Employees shall cease to contribute to the Chart Industries, Inc. 401(k) Investment and Savings Plan (the “Chart 401(k) Plan”).

(g) As soon as practicable after the Closing Date (and in any event not later than sixty (60) days thereafter), Buyer or its Affiliates shall establish or designate, or shall cause the Acquired Companies to establish or designate, a defined contribution plan (the “Buyer’s 401(k) Plan”). Each U.S. Business Employee who is eligible to participate in the Chart 401(k) Plan immediately prior to the Closing Date shall become eligible to participate in the Buyer’s 401(k) Plan as of immediately after the Closing Date. The Buyer’s 401(k) Plan shall be qualified as a salary deferral plan under Section 401(k) of the Code and shall provide the U.S. Business Employees with credit for service and for all purposes for which such service was recognized under the Chart 401(k) Plan, including vesting and eligibility to participate, (i) with Parent and its Affiliates (including the Acquired Companies) and their respective predecessors prior to the Closing Date, and (ii) with Buyer and its Affiliates (including the Acquired Companies) for all periods on and after the Closing Date. Effective after the Closing Date, each U.S. Business Employee who, as of the Closing Date, is a participant in the Chart 401(k) Plan shall be entitled to a distribution of his or her account balance in accordance with the terms of the Chart 401(k) Plan as in effect from time to time and applicable Requirements of Law, and Buyer shall take any and all action necessary to ensure that the Buyer’s 401(k) Plan shall accept “direct rollovers” (within the meaning of Section 401(a)(31) of the Code) of distributions from the Chart 401(k) Plan, if such rollovers are elected by any Business Employees, including accepting the rollover of any 401(k) loans.

(h) Notwithstanding anything set forth herein to the contrary, (i) the parties do not intend for this Agreement to amend any Plans or arrangements or create any rights or obligations except between the parties, (ii) no Business Employee or other current or former employee of any of the Acquired Companies, including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder, and (iii) nothing in this Agreement shall create any obligation on the part of Buyer or any of its Affiliates to continue the employment of any Business Employee with any Acquired Company for any definite period following the Closing Date.

Section 8.3 Non-Competition; Non-Solicitation.

(a) Subject to Section 8.3(b), as a material inducement to Buyer to enter into this Agreement, Sellers shall not, and each Seller shall cause each of its Affiliates not to, directly or indirectly (whether by itself, through an Affiliate or in partnership or conjunction with, or as a member, owner, consultant or agent of, any other Person):

(i) for a period of three (3) years following the Closing Date, undertake, participate in or carry on or be engaged in, or in any other manner advise or assist, or have an interest in, any other Person in connection with the operation of, any Competing Business Activities anywhere in the world in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; and

(ii) for a period of three (3) years following the Closing Date, solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any officer, director or employee of Buyer or any Acquired Company, including any Business Employee, to resign or otherwise leave the employ of Buyer or any Acquired Company or otherwise hire, employ, engage or contract with any such officer, director or employee to perform services other than for the benefit of Buyer or any Acquired Company.

(b) Notwithstanding Section 8.3(a), Sellers and their respective Affiliates shall not be prohibited from or restricted in any way with respect to: (i) advertising job openings by use of third party recruiters, newspapers, magazines, the Internet, social media or any other media, so long as such efforts are not specifically directed at individual officers, directors or employees of Buyer or any Acquired Company, including Business Employees, or hiring any such Business Employees as a result thereof; (ii) hiring or soliciting any Business Employee who has been terminated by, or has terminated employment with, Buyer, any Acquired Company or any Affiliate thereof, so long as there was no solicitation by any Seller or its Affiliates prior thereto; (iii) continuing to engage in any business that any Seller or any of its Affiliates (other than the Acquired Companies) engages in as of the date of this Agreement; (iv) holding, directly or indirectly, solely as an investment, not more than five percent (5%) of the outstanding voting securities of any company traded on any national securities exchange that is primarily engaged in Competing Business Activities; or (v) acquiring, and following such acquisition, actively engaging in any business that has a subsidiary, division, group, franchise or segment that is engaged in any Competing Business Activities, so long as for the most recent fiscal year ending prior to the date of such acquisition, the revenues derived from the Competing Business Activities were less than fifteen percent (15%) of the total consolidated revenues of such business.

(c) Subject to Section 8.3(d), as a material inducement to Sellers to enter into this Agreement, Buyer shall not, and Buyer shall cause each of its Affiliates not to, directly or indirectly (whether by itself, through an Affiliate or in partnership or conjunction with, or as a member, owner, consultant or agent of, any other Person):

(i) for a period of eighteen (18) months following the Closing Date, undertake, participate in or carry on or be engaged in, or in any other manner advise or assist, or have an interest in, any other Person in connection with the operation of, any Seller Business Activities anywhere in the world in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; and

(ii) for a period of eighteen (18) months following the Closing Date, solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any officer, director or employee of any Seller or its Affiliates to resign or otherwise leave the employ of such Person or otherwise hire, employ, engage or contract with any such officer, director or employee to perform services other than for the benefit of any Seller or its Affiliates.

(d) Notwithstanding Section 8.3(c), Buyer and its Affiliates shall not be prohibited from or restricted in any way with respect to: (i) advertising job openings by use of third party recruiters, newspapers, magazines, the Internet, social media or any other media, so long as such efforts are not specifically directed at individual officers, directors or employees of any Seller or Affiliate thereof, or hiring any such individual as a result thereof; (ii) hiring or soliciting any such individual who has been terminated by, or has terminated employment with, any Seller or Affiliate thereof, so long as there was no solicitation by Buyer or its Affiliates prior thereto; (iii) continuing to engage in any business that Buyer or any of its Affiliates engages in as of the date of this Agreement; (iv) holding, directly or indirectly, solely as an investment, not more than five percent (5%) of the outstanding voting securities of any company traded on any national securities exchange that is primarily engaged in Seller Business Activities; or (v) acquiring, and following such acquisition, actively engaging in any business that has a subsidiary, division, group, franchise or segment that is engaged in any Seller Business Activities, so long as for the most recent fiscal year ending prior to the date of such acquisition, the revenues derived from the Seller Business Activities were less than fifteen percent (15%) of the total consolidated revenues of such business.

(e) Each Seller, on the one hand, and Buyer, on the other hand, acknowledges that a violation of this Section 8.3 may cause the other party irreparable harm which may not be adequately compensated for by money damages. Each such party therefore agrees that in the event of any actual or threatened violation of this Section 8.3, the other party shall be entitled, in addition to other remedies that it may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against such party or any applicable Affiliate of such party to prevent any violations of this Section 8.3, without the necessity of posting a bond.

(f) Each Seller, on the one hand, and Buyer, on the other hand, acknowledges that the restrictions contained in this Section 8.3 are reasonable and necessary to protect the legitimate interests of the other party and constitute a material inducement to the other party to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 8.3 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Requirements of Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Requirements of Law. The covenants contained in this Section 8.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 8.4 Insurance Matters.

(a) Except as provided in Section 8.4(b), neither Buyer nor any of its Affiliates (including the Acquired Companies) shall have any right to make claims after the Closing Date under the Seller Insurance Policies, whether the incident giving rise to any such claim occurs prior to, on or after the Closing Date. Following the Closing, the insurance requirements of Buyer, the Acquired Companies and their respective Affiliates shall be the sole responsibility of Buyer, the Acquired Companies and such Affiliates.

(b) Subject to Section 8.4(a), from and after the Closing Date, Sellers agree that, with respect to acts, omissions, events or circumstances relating to the Business that occurred or existed prior to the Closing and that are covered by the Seller Insurance Policies, they shall (or shall cause their Affiliates to) make claims under such Seller Insurance Policies on behalf of an Acquired Company, subject to all of the terms and conditions of such Seller Insurance Policies and this Agreement; provided, however, that Buyer, the Acquired Companies and their respective Affiliates, as applicable, (i) shall notify Sellers in writing of all such claims within a reasonable time period, (ii) except where Sellers bear indemnification responsibility under Article XI, shall bear a pro rata allocation of the amount of any deductibles or self-insured retentions incurred in connection with such claims under the Insurance Policies based on the aggregate amount of the claims asserted by Sellers and their Affiliates (other than the Acquired Companies), on the one hand, and Buyer, the Acquired Companies and their respective Affiliates, on the other hand, under each applicable Seller Insurance Policy and (iii) except where Sellers bear indemnification responsibility under Article XI, shall be responsible for and shall pay to Sellers all reasonable out-of-pocket expenses (including fees and expenses of third parties attributable to the handling of such claims) relating to services for claims administration, investigation, appraisals and claim review incurred by Sellers or any of their respective Affiliates on or after the Closing Date with respect to any such claims.

(c) For the avoidance of doubt, except for Section 5.19, Sellers make no representations, warranties or covenants regarding the scope, availability or amount of coverage following the Closing under any Seller Insurance Policies, plans, programs or arrangements contemplated by this Section 8.4, and shall not have any responsibility, and shall not be held liable, for the actions of the insurers under the Seller Insurance Policies regarding claims submitted by Sellers or their Affiliates on behalf of any Acquired Company. For the avoidance of doubt, this Section 8.4 shall not be construed to limit any rights of Buyer under Article XI.

Section 8.5 Replacement of Credit Support Obligations.

(a) Buyer recognizes that Sellers and certain of their respective Affiliates or third parties have provided credit support to the Business or the Acquired Companies pursuant to the Credit Support Obligations set forth on Schedule 8.5(a) and that additional Credit Support Obligations may be entered into after the date hereof in the ordinary course of the Business and consistent with past practice.

(b) With respect to such Credit Support Obligations, on or prior to the Closing Date, Buyer agrees to use, and to cause its Affiliates to use, commercially reasonable efforts to provide replacement guarantees, letters of credit, surety bonds, security deposits or other assurances of payment in form and substance reasonably satisfactory to Sellers and the respective banks or other counterparties, and Buyer and Sellers shall cooperate to obtain any release of Sellers or any of their respective Affiliates (other than the Acquired Companies) as Sellers may reasonably request in form and substance reasonably satisfactory to Sellers with respect to all such Credit Support Obligations. Seller expressly authorizes Buyer to contact the Persons to whom the Credit Support Obligations are issued for this purpose following an introduction (whether by phone, email or otherwise) by the Sellers.

(c) If Buyer is not successful, for any reason, in obtaining the complete and unconditional release of Sellers and any of their respective Affiliates (other than the Acquired Companies) from any such Credit Support Obligation prior to the Closing Date (each such Credit Support Obligation, until such time as such Credit Support Obligation is released in accordance with this Section 8.5, a “Continuing Credit Support Obligation”), then, following the Closing:

(i) Buyer and Sellers shall continue to use, and shall cause its Affiliates to continue to use, commercially reasonable efforts to obtain promptly the complete and unconditional release of Sellers and any of their respective Affiliates (other than the Acquired Companies) from each Continuing Credit Support Obligation until such release is obtained; and

(ii) Buyer shall indemnify, defend and hold harmless Sellers and their respective Affiliates from and against any claim, demand or draw upon, or withdrawal from, any Continuing Credit Support Obligation or any cash or other collateral or deposit posted by Sellers or such Affiliates in connection with or in the place of any such Continuing Credit Support Obligation and for the carrying costs of any cash collateral or deposit not replaced by Buyer or its Affiliates, the fronting fee costs, and any other out-of-pocket third party costs and expenses resulting from each such Continuing Credit Support Obligation.

Section 8.6 Retained Names and Marks.

(a) Buyer agrees and acknowledges that, except as set forth in Section 8.6(b), nothing herein grants Buyer or its Affiliates any rights in any registered or unregistered Trademarks incorporating the word “Chart” or any of the words, marks, corporate symbols, acronyms or logos listed on Schedule 8.6(a) or any derivation thereof (collectively the “Chart Marks”). Except as set forth in Section 8.6(b), Buyer shall not, and shall cause its Affiliates not to, use the Chart Marks in connection with the Business or for any other purpose following the Closing.

(b) Effective as of the Closing and until the six (6) month anniversary of the Closing (the “Marks Transition Period”), Seller and its Affiliates hereby grant to Buyer and its Affiliates a worldwide, non-exclusive, royalty-free license to use the Chart Marks in connection with the Business, including on websites and materials such as signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, business cards and product packaging. Prior to the expiration of the Marks Transition Period, Buyer shall cause the Acquired Companies, as applicable, (i) to make all filings with any Governmental Body and take all other actions to eliminate the use of any Chart Marks from their respective corporate names, registered names, fictitious or doing-business-as names or other similar applications and (ii) to effect the elimination of any use of the Chart Marks in the Business, including by removing the Chart Marks from their respective signage, stationary, purchase orders, invoices, labels, packaging, business cards, equipment, machinery and advertising materials; provided, however, that with respect to paper goods and other similar inventory items, Buyer shall be permitted to allow the Acquired Companies to use any such amounts of materials existing at the Closing until they are depleted; provided further, however, that, notwithstanding the foregoing, with respect to Chart China, the Marks Transition Period shall be deemed to terminate upon the three (3) month anniversary of the China Transfer rather than the Closing.

(c) Notwithstanding the foregoing, subject to Section 12.2, Buyer and its Affiliates shall be permitted to communicate to third parties that they have purchased the Acquired Companies from Sellers and reference such names in such communications (including with reference to Parent).

Section 8.7 China Transition Period; China Transfer.

(a) The parties acknowledge and agree that the De-Merger shall not be completed as of the Closing Date, and therefore, that the China Transfer shall not be consummated until after the Closing Date. Following the date hereof, Sellers shall use their reasonable best efforts to complete the De-Merger as soon as reasonably practicable (which includes, for the avoidance of doubt, the expiration of a twelve (12) month holding period of the China Shares by Chart Asia following the De-Merger Date), and Buyer shall cooperate reasonably with Sellers with respect thereto. Thereafter, the parties shall cooperate reasonably to consummate the China Transfer as soon as practicable following the completion of the De-Merger.

(b) During the China Transition Period, the parties agree, subject to applicable Requirements of Law, that the Business in Chart China shall be held, managed and operated, and that Sellers shall cause the Business in Chart China to be held, managed and operated, in all respects by Buyer and for Buyer’s account, with all gains, income, losses, assets, liabilities, Taxes, Tax benefits and other items generated solely for Buyer’s benefit and burden. Without limiting the generality of the foregoing, during the China Transition Period, Sellers shall (i) use their reasonable best efforts, and shall reasonably cooperate with Buyer, to allow Buyer to receive the uninterrupted control, benefit and burden of the Business in Chart China, (ii) grant to Buyer and its Affiliates and their respective employees, agents and representatives, as applicable, the right and license to enter into and occupy Chart China’s facility to the same extent, and for the same purposes, as entered into and used by the Business as of immediately prior to the Closing, and as is otherwise necessary to allow such Persons to hold, manage and operate the Business in Chart China pursuant to this Section 8.7(b), and (iii) for the avoidance of doubt, Sellers shall cause Chart China not to take any action set forth in Section 7.4(b)(i) through Section 7.4(b)(xi) without Buyer’s prior written consent.

(c) For the purpose of Section 8.7(b), Sellers shall (i) grant to Buyer the decision-making rights of all operational affairs of the Business in Chart China irrevocably during the China Transition Period, (ii) following the De-Merger Date and the consummation of the relevant business separation, appoint a new board of directors and legal representative of Chart China with individuals selected by Buyer (and any changes to such board of directors and legal representative thereafter shall be made at Buyer’s sole direction and expense), and (iii) complete all relevant administrative procedures for the registration of such board of directors and legal representative at the applicable time in accordance with applicable Requirements of Law.

(d) During the China Transition Period, Sellers shall use their reasonable best efforts to, as promptly as practicable following the De-Merger Date, transfer the real property title and ownership of the Chart China facility from Chart China to Spinco, and thereafter, Chart Asia shall assign the China Lease Agreement (pursuant to its terms) to Spinco as landlord thereunder.

(e) Following the Closing Date, Sellers and their Affiliates shall have no Liability, and shall have no obligation to indemnify and hold harmless the Buyer’s Group Members, for Losses and Expenses arising out of, based upon or relating to the operation of the Business in Chart China during the China Transition Period, other than in respect of a breach of this Agreement, gross negligence or willful misconduct by or on behalf of Sellers or their Affiliates; provided, however, that Sellers and their Affiliates shall have no Liability for any such Losses and Expenses to the extent arising out of, based upon or relating to actions taken thereby in accordance with the request or direction of Buyer or its Affiliates. Other than as set forth in the foregoing sentence, Buyer and its Affiliates shall indemnify and hold harmless the Seller Group Members with respect to the operation of the Business in Chart China during the China Transition Period (including, for the avoidance of doubt, in respect of any Third Person Claim that arises out of or results from any violation of applicable Requirements of Law or Contracts by the Business or its employees).

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.1 Conditions Precedent to Obligations of Each Party. The obligation of Buyer and Sellers to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer and Sellers, to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:

(a) Merger Control Related Requirements of Law. The applicable waiting period shall have expired or been terminated, or clearance shall have otherwise been obtained, under the merger control related Requirements of Law set forth on Schedule 9.1(a).

(b) No Restraint. No court or other Governmental Body having jurisdiction over Buyer, any Seller or any of the Acquired Companies shall have commenced or threatened in writing to commence a Proceeding, or issued any Order which is then in effect, which has or would have the effect of restraining or prohibiting the transactions contemplated hereby.

Section 9.2 Conditions Precedent to Sellers’ Obligations. The obligation of Sellers to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Sellers, to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties contained in Article VI of this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date), except for (i) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Sellers or any transaction contemplated by this Agreement and (ii) failures of the representations and warranties contained in Article VI to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Performance. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects.

(c) Closing Certificate. There shall have been delivered to Sellers a certificate dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer, confirming the satisfaction of the conditions set forth in Sections 9.2(a) and 9.2(b).

(d) Buyer’s Closing Deliverables. Buyer shall have delivered to Sellers each of the items set forth in Section 3.3.

Section 9.3 Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer, to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties contained in Articles IV and V of this Agreement, other than the Seller Fundamental Representations, when read without any exception or qualification for materiality or Material Adverse Effect, shall be true and correct in all material respects, and the Seller Fundamental Representations shall be true and correct in all respects (in each case except for any de minimis changes), on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct or true and correct in all material respects, as applicable, as of such date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction contemplated by this Agreement.

(b) Performance. The covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects.

(c) Related Party Contracts. All Related Party Contracts other than those set forth in Schedule 7.5 shall have been terminated in accordance with Section 7.5.

(d) Encumbrances. All Encumbrances on the Acquired Companies’ assets, including Company Intellectual Properties and registrations thereof, which are identified on Schedule 9.3(d), shall have been released.

(e) Material Adverse Effect. From the date of this Agreement through the Closing Date, there shall not have occurred a Material Adverse Effect.

(f) Closing Certificate. There shall have been delivered to Buyer a certificate dated the Closing Date, signed by Chart US (on behalf of Sellers) by a duly authorized officer of Chart US, confirming the satisfaction of the conditions set forth in Sections 9.3(a) and 9.3(b).

(g) Sellers’ Closing Deliverables. Chart US (on behalf of Sellers) shall have delivered to Buyer each of the items set forth in Section 3.4.

(h) Completion of Certain Operational Efficiency Measures. CAIRE shall have completed Phase 1 and Phase 2 of the Operational Efficiency Measures.

Section 9.4 Frustration of Closing Conditions. Neither Buyer nor any Seller may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 7.3(b).

ARTICLE X

TERMINATION

Section 10.1 Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing solely as follows:

(a) by mutual written consent of Chart US (on behalf of Sellers) and Buyer;

(b) on or after the End Date, by Chart US (on behalf of Sellers), on the one hand, or Buyer, on the other hand, by written notice to the other party if the Closing has not occurred on or before the date such notice is given; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by Chart US (on behalf of Sellers) by written notice to Buyer if (i) the condition set forth in Section 9.1(a) shall have become incapable of fulfillment (without regard to the End Date) or (ii) Buyer has breached, or caused the breach of, its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the conditions set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied and such breach has not been cured within thirty (30) days following written notification thereof to Buyer by Chart US;

(d) by Buyer by written notice to Chart US (on behalf of Sellers) if (i) the condition set forth in Section 9.1(a) shall have become incapable of fulfillment (without regard to the End Date) or (ii) any Seller has breached, or caused the breach of, its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the conditions set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied and such breach has not been cured within thirty (30) days following written notification thereof to Chart US (on behalf of Sellers) by Buyer; or

(e) by either Chart US (on behalf of Sellers), on the one hand, or Buyer, on the other hand, by giving written notice to the other if any Governmental Body with competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such Order or other action shall not be subject to appeal or shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose action or failure to act (including the breach of this Agreement) has resulted in such Order or other action.

Section 10.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties hereunder shall terminate and this Agreement shall become null and void and of no further force and effect, except for this Section 10.2 and Article XII, and except that such termination shall not relieve any party of any liability for any breach of this Agreement or fraud prior to such termination.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnification by Chart US.

(a) Subject to the limitations set forth in this Article XI, from and after the Closing, Chart US (on behalf of Sellers) agrees to indemnify and hold harmless each Buyer’s Group Member from and against any and all Losses and Expenses incurred by such Buyer’s Group Member in connection with or arising from (i) any breach of any warranty or the inaccuracy of any representation contained in Article IV or Article V or any certificate delivered by or on behalf of Sellers pursuant to this Agreement, (ii) any breach by any Seller of, or the failure by such Seller to perform, any of such Seller’s covenants or obligations contained in this Agreement, (iii) any Indemnifiable Proceeding, (iv) the Reorganization, including, for the avoidance of doubt, any purchase price or other similar consideration owed by the Acquired Companies, Expenses and Taxes in connection therewith and any Third Person Claims arising therefrom, (v) the Retained Business, (vi) any matters as set forth in Schedules 5.10(a), (b), (c) and (d), (vii) the matters set forth on Schedule 11.1(a)(vii), (viii) the matters set forth on Schedule 11.1(a)(viii), (ix) Phase 1 and/or Phase 2 of the Operational Efficiency Measures, and (x) any Transaction Expenses or Indebtedness to the extent not paid prior to or at Closing or pursuant to Section 2.3;

provided, however, that Chart US shall be required to indemnify and hold harmless Buyer’s Group Members under clause (i) of this Section 11.1(a) with respect to Losses and Expenses incurred by such Buyer’s Group Members only to the extent that:

(x) the amount of such Losses and Expenses suffered by Buyer’s Group Members related to each individual claim or series of related claims exceeds $50,000 (it being understood that (A) such amount shall be a deductible for which Chart US shall bear no indemnification responsibility and (B) any claim equal to or less than $50,000 shall be disregarded in the determination of the aggregate amount of Losses and Expenses pursuant to Section 11.1(a)(y), below);

(y) the aggregate amount of such Losses and Expenses exceeds $1,001,250 (the “Deductible”); (it being understood that such amount shall be a deductible for which Chart US shall bear no indemnification responsibility); and

(z) the aggregate amount required to be paid by Chart US does not exceed $13,350,000 (the “Cap”);

provided further, however, that (1) the foregoing clauses (x), (y) and (z) shall not apply with respect to Losses and Expenses incurred by Buyer’s Group Members in respect of (A) any breach or inaccuracy of the representations and warranties set forth in Sections 4.1 (Organization; Power and Authority), 4.2 (Title to Shares), 4.4 (No Brokers), 5.1 (Organization; Capital Structure of the Acquired Companies; Power and Authority), 5.2 (Subsidiaries) and 5.22 (No Brokers) (collectively, the “Seller Fundamental Representations”), (B) fraud by any Seller, or (C) any breach or inaccuracy of the representations and warranties set forth in Section 5.6 (Taxes), and (2) for purposes of this Article XI, Buyer shall be deemed to have acquired Chart China as of the Closing Date; and

provided further, however, that Chart US shall be required to indemnify and hold harmless Buyer’s Group Members under Section 11.1(a)(viii) with respect to Losses and Expenses incurred by such Buyer’s Group Members only to the extent that the aggregate amount of such Losses and Expenses exceeds the Deductible.

(b) (i) Except with respect to breaches or inaccuracies of the Seller Fundamental Representations or the representations and warranties set forth in Sections 5.6 (Taxes) and 5.16 (Environmental Matters) and the Tax Indemnity, the indemnification provided for in Section 11.1(a)(i) shall terminate upon the eighteen (18) month anniversary of the Closing Date, (ii) the indemnification provided for in Section 11.1(a)(i) shall, with respect to breaches or inaccuracies of the Seller Fundamental Representations only, survive in perpetuity and shall not terminate, (iii) the indemnification provided for in Section 11.1(a)(i), with respect to breaches or inaccuracies of the representations and warranties set forth in Section 5.6 (Taxes) only, and the Tax Indemnity, shall each terminate sixty (60) days after the expiration of the statute of limitations period applicable to the matters covered thereby, (iv) the indemnification provided for in Section 11.1(a)(i) shall, with respect to breaches or inaccuracies of the representations and warranties set forth in Section 5.16 (Environmental Matters) only, terminate upon the thirty-six (36) month anniversary of the Closing Date and (v) the indemnification provided for in Section 11.1(a)(ii) shall terminate in accordance with the expiration of the terms of the covenants covered thereby or, if no term is expressly stated, upon the expiration of the statute of limitations period applicable to the matters covered thereby, and, in each case, no claims shall be made by any Buyer’s Group Member under Section 11.1(a) thereafter, except that the indemnification by Chart US shall continue as to any Losses or Expenses with respect to which any Buyer’s Group Member has validly given a Claim Notice to Chart US in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1(b), as to which the obligation of Chart US shall continue solely with respect to the specific matters in such Claim Notice until the liability of Chart US shall have been determined pursuant to this Article XI, and Chart US shall have reimbursed all Buyer’s Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice, in accordance with and subject to the limitations set forth in this Article XI.

(c) Notwithstanding anything contained in this Agreement to the contrary, the maximum aggregate liability of Chart US pursuant to this Article XI shall not exceed the amount of the Base Purchase Price, except with respect to fraud by any Seller.

(d) For purposes of this Article XI, any inaccuracy in or breach of any representation or warranty and the amount of Losses and Expenses in connection therewith or arising therefrom shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, except as part of the defined term “Material Contract”.

Section 11.2 Indemnification by Buyer.

(a) Subject to the limitations set forth in this Article XI, from and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from (i) any breach of any warranty or the inaccuracy of any representation of Buyer contained in Article VI or any certificate delivered by or on behalf of Buyer pursuant to this Agreement and (ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants or obligations contained in this Agreement.

(b) (i) Except with respect to breaches or inaccuracies of the representations and warranties set forth in Sections 6.1 (Organization of Buyer), 6.2(a) (Authority of Buyer; Conflicts), 6.5 (Investment Intent) and 6.7 (No Brokers) (collectively, the “Buyer’s Fundamental Representations”), the indemnification provided for in Section 11.2(a)(i) shall terminate upon the twelve (12) month anniversary of the Closing Date, (ii) the indemnification provided for in Section 11.2(a)(i) shall, with respect to breaches or inaccuracies of the Buyer’s Fundamental Representations only, survive in perpetuity and shall not terminate and (iii) the indemnification provided for in Section 11.2(a)(ii) shall terminate in accordance with the expiration of the terms of the covenants covered thereby or, if no term is expressly stated, upon the expiration of the statute of limitations period applicable to the matters covered thereby, and, in each case, no claims shall be made by any Seller Group Member under Section 11.2(a) thereafter, except that the indemnification by Buyer shall continue as to any Losses or Expenses with respect to which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2(b), as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed such Seller Group Member for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice, in accordance with and subject to the limitations set forth in this Article XI.

(c) Notwithstanding anything contained in this Agreement to the contrary, the maximum aggregate liability of Buyer pursuant to this Article XI shall not exceed the amount of the Base Purchase Price.

Section 11.3 Claims Procedures.

(a) Subject to Section 11.4 with respect to Third Person Claims and Section 11.5 with respect to Indemnifiable Proceedings, any party hereto seeking indemnification hereunder (the “Indemnified Party”) shall deliver to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”), which shall be delivered promptly after the Indemnified Party acquires actual knowledge of the basis for a claim for indemnification hereunder and which shall describe in reasonable detail the facts giving rise to such claim, and shall include in such Claim Notice (if then known) the amount, or the method of computation of the amount, of such claim and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure or delay of the Indemnified Party to provide a Claim Notice promptly to the Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been materially prejudiced by such failure or delay.

(b) After the timely delivery of any Claim Notice pursuant to Section 11.3(a), the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined (i) by the written agreement between the Indemnified Party and the Indemnitor, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

Section 11.4 Third Person Claims.

(a) Any party seeking indemnification provided under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, other than an Indemnifiable Proceeding (a “Third Person Claim”), shall notify the Indemnitor in writing, and in reasonable detail, of the Third Person Claim within ten (10) Business Days (or reasonably more promptly dependent upon the circumstances) after receipt by such Indemnified Party of written notice of the Third Person Claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within ten (10) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Person Claim. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall refer to the provision of this Agreement upon which such claim is based and describe in reasonable detail (to the extent known) the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the Third Person Claim; provided, however, that the failure or delay of the Indemnified Party to give notice to the Indemnitor as provided in this Section 11.4 shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been materially prejudiced by such failure.

(b) In the event of the initiation of a Third Person Claim, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to retain counsel, which counsel shall be reasonably acceptable to the Indemnified Party, and to control, defend against, negotiate, settle or otherwise deal with any Proceeding which relates to any Losses and Expenses indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such Proceeding with counsel of its choice and at its expense; provided further, however, that the Indemnitor shall not be entitled to assume or continue control of the defense of any Third Person Claim if (i) the Third Person Claim is a criminal Proceeding, (ii) the Third Person Claim seeks, as its primary purpose, an injunction or equitable relief against any Indemnified Party, (iii) the potential Losses and Expenses that the Indemnified Party may suffer as a result of the Third Party Claim is subject to, and (in combination with all other such Losses and Expenses with respect to which indemnification is sought) is likely to exceed the Cap, or (iv) the Third Person Claim is asserted by a customer of any Acquired Company (except if such customer is also a customer of Sellers or their Affiliates). By assuming control over the defense, negotiation and settlement of the Third Party Claim, Indemnitor shall be deemed to have confirmed its obligation to indemnify the Indemnified Party with respect to any Losses and Expenses arising therefrom as relating thereto. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Person Claim at the Indemnitor’s expense. To the extent the Indemnitor elects not to defend such Third Person Claim, or is not entitled to defend such Third Person Claim pursuant to this Section 11.4(b), and the Indemnified Party defends against or otherwise deals therewith, the Indemnified Party may retain counsel at the expense of the Indemnitor, which counsel shall be reasonably acceptable to the Indemnitor, and control the defense of such Proceeding; provided, however, that the Indemnitor shall be obligated pursuant to this Section 11.4 to pay for only one firm of counsel, per applicable jurisdiction, for all Indemnified Parties.

(c) Neither the Indemnitor nor the Indemnified Party may settle any such Proceeding which settlement obligates the other party to pay money, to perform obligations (including to refrain from taking any actions) or to admit liability without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. If the Indemnified Party shall refuse to consent to the settlement of any Third Person Claim, so long as (i) only money damages are involved (ii), there is no admission of liability or wrongdoing with respect to the Indemnified Party and (iii) the Indemnitor agrees that it has indemnification responsibility to all amounts of such money damages under this Article XI, the liability of the Indemnitor in respect of such Third Person Claim shall not exceed the amount for which the Third Person Claim could have been settled plus the amount of expenses incurred by the Indemnified Party prior to the time of and in connection with the proposed settlement to which it is entitled to indemnification.

(d) To the extent of any inconsistency between this Section 11.4 and Section 8.1(d) (relating to Tax contests), the provisions of Section 8.1(d) shall control with respect to Tax contests.

Section 11.5 Indemnifiable Proceedings.

(a) In the event that any Buyer’s Group Member receives any notices or documents (including court papers) relating to any Indemnifiable Proceeding, Buyer shall deliver or cause to be delivered copies thereof to Chart US as promptly as practicable (and in any event within ten (10) Business Days after the applicable Buyer’s Group Member’s receipt thereof).

(b) Chart US shall control, defend against, negotiate, settle and otherwise deal with each Indemnifiable Proceeding at its own expense with counsel reasonably acceptable to Buyer (and Buyer hereby agrees that each counsel handling each such Indemnifiable Proceeding as of the date hereof shall be deemed acceptable). Buyer shall and shall cause its Affiliates to cooperate reasonably with Chart US at Chart US’s expense (including Buyer’s reasonable attorneys’ fees, to the extent attorneys are required) in connection with the defense, negotiation and settlement of any Indemnifiable Proceeding, including by making witnesses, documents, equipment and products (including parts and components) which are the subject of any such Indemnifiable Proceeding available promptly and as reasonably requested, and by preserving relevant data, documents, equipment and products (including parts and components).

Section 11.6 Determination of Indemnification Amounts.

(a) Without limiting the effect of any other limitations contained in this Article XI, for purposes of computing the amount of any and all Losses and Expenses recoverable under this Article XI, there shall be deducted (i) an amount equal to the amount of any Tax Benefit recognized by the Indemnified Party or any of its Affiliates in connection with such Losses and Expenses or any of the circumstances giving rise thereto in the year in which such Loss or Expense is incurred, or recognized in the subsequent year, and (ii) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received (net of costs of enforcement, deductibles and retro-premium adjustments) by the Indemnified Party or any of its Affiliates in connection with such Losses or Expenses or any of the circumstances giving rise thereto (it being understood that the Indemnified Party and any of its Affiliates shall use commercially reasonable efforts to obtain such Tax Benefits, proceeds, payments or reimbursements). The calculation of Losses and Expenses shall not include losses arising because of a change after the Closing in applicable Requirements of Law or accounting principles. For purposes hereof, “Tax Benefit” shall mean any actual refund or credit of Taxes to be paid or reduction in the amount of Taxes which otherwise would be owed in the absence of indemnifiable Losses and Expenses by the Indemnified Party or its Affiliates, as applicable, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit and assuming that such Loss or Expense is the last item to be recognized during the period incurred.

(b) Any indemnification payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

(c) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter.

(d) Each of the parties hereto agrees to use its commercially reasonable efforts to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

(e) The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its officers, directors, employees, consultants, financial advisors, legal counsel, and accountants) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be. Chart US (on behalf of Sellers) shall not be required to indemnify and hold harmless any Buyer’s Group Member pursuant to Section 11.1 to the extent the matter in question was taken into account in the computation of the Purchase Price pursuant to Sections 2.3 and 2.4.

Section 11.7 Exclusive Remedy. Each Seller, on the one hand, and Buyer, on the other hand, acknowledges and agrees that, from and after the Closing, except in the case of fraud and except for the equitable remedies expressly contemplated in Section 12.14, its sole and exclusive remedy against the other party and its respective Affiliates, including for the Losses and Expenses of any Buyer’s Group Member or Seller Group Member, as applicable, relating to the subject matter of this Agreement or the transactions contemplated hereby, regardless of whether such claims arise in contract, tort, breach of warranty or any other legal or equitable theory, shall be pursuant to the indemnification provisions set forth in this Article XI. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 11.8 Indemnification Agreement. Notwithstanding anything contained herein to the contrary, Sellers shall have no indemnification responsibility or other Liability hereunder with respect to any amounts actually received (net of all Expenses reasonably incurred by Buyer in procuring such recovery) by CAIRE and its Affiliates under the Indemnification Agreement; provided, however, that Buyer shall use, and shall cause CAIRE and its Affiliates to use, reasonable best efforts to fully recover under the Indemnification Agreement for any Loss indemnifiable thereunder prior to making any indemnification claim hereunder that would otherwise be the indemnification responsibility of Sellers under this Article VII; provided, further, that, promptly following any written request of Buyer, Sellers and their Affiliates shall reasonably cooperate with Buyer in connection with any such indemnifiable matter and make available to Buyer (in each case at Buyer’s expense) all witnesses, pertinent records, materials and information in the possession or control of Sellers and their Affiliates related thereto.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Confidential Nature of Information.

(a) For the avoidance of doubt, the parties hereto acknowledge and agree that the Confidentiality Agreement remains in full force and effect in accordance with its terms following the date hereof. From and after the Closing, however, Buyer shall not be subject to any restriction with respect to any information concerning the Acquired Companies, except as set forth in this Agreement.

(b) From and after the Closing, Sellers shall, and shall cause their Affiliates and their and their Affiliates’ respective officers, directors, employees, consultants, financial advisors, legal counsel, and accountants (the “Representatives”) to, hold in confidence and not use for any purpose any and all information, whether written or oral, concerning the Acquired Companies, including the Business, assets, employees, products, customers and suppliers thereof, except to the extent that such information: (i) is, or thereafter becomes, generally available to and known (with respect to information that does not constitute personally identifiable information) by the public other than as a result of a breach of this Agreement by any Seller, any of their Affiliates or their Representatives; (ii) is lawfully acquired by Sellers, any of their Affiliates or their Representatives from and after the Closing from sources other than the Acquired Companies, which are not known by such Seller, such Affiliate or such Representative to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (iii) is independently developed by any Seller, its Affiliates or their Representatives without reference to or use of, in whole or in part, any of the Acquired Companies’ confidential or proprietary information; (iv) is reasonably required by any Seller, its Affiliates or their Representatives in connection with the transactions contemplated hereby or any disputes or actions in connection therewith or arising therefrom; (v) is reasonably required by any Seller, its Affiliates or their Representatives for Tax reporting or filing purposes or preparation of financial statements; (vi) is required to be incorporated into or consolidated with financial and/or tax information of other businesses of Sellers or their Affiliates, (vii) is disclosed to any other Person to which such delivery or disclosure may be necessary or appropriate in connection with any Proceeding (including pursuant to a written or oral question or request for information or documents); or (viii) to the extent requested or required by any Seller, its Affiliates or their Representatives to comply with applicable Requirements of Law or accounting requirements (including any stock exchange rules). If Sellers or any of their Affiliates or their Representatives are compelled to disclose any information, subject to the foregoing clauses (i) through (viii), by judicial or administrative process or by other Requirements of Law, Sellers shall, to the extent permitted by Requirements of Law, promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided, that Sellers shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 12.2 No Public Announcement. Neither Buyer, on the one hand, nor Sellers, on the other hand, shall, without the prior written approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), make or cause to be made any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Requirements of Law or stock exchange rules, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 12.3 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or made immediately when delivered personally, five (5) Business Days after it is sent by registered or certified mail (postage prepaid, return receipt requested), when sent by email, upon confirmation of receipt by the recipient (except pursuant to an automatic read receipt type confirmation) or three (3) Business Days after sent by an internationally recognized overnight courier service, addressed as follows:

If to Buyer, to:

NGK Spark Plug Co., Ltd.

14-18 Takatsuji-cho

Mizuho-ku

Nagoya Aichi 467-8525

Japan

Attention: Yuji Maru and Makoto Hikawa

Email: y-maru@mg.ngkntk.co.jp and m-hikawa@mg.ngkntk.co.jp

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

Attention: Kazuhiro Shimizu

Email: kazuhiro.shimizu@alston.com

If to any Seller, to:

Chart Inc.

3055 Torrington Drive

Ball Ground, GA 30107

Attention: (i) Jillian Evanko, Chief Executive Officer, (ii) Derek Swanson, VP, Assistant General Counsel and Secretary, and (iii) Jim May, Director of Corporate Development

Email: jillian.evanko@chartindustries.com;

derek.swanson@chartindustries.com; and jim.may@chartindustries.com with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Attention: Matt Stevens

Email: mstevens@winston.com

or to such other Person or address or email address as such party may indicate by written notice delivered to the other parties hereto.

Section 12.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, no party to this Agreement may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other parties to this Agreement, except that each party shall be permitted to assign its rights and delegate its obligations hereunder to an Affiliate of such party; provided that no such assignment or delegation will relieve the assigning party of its obligations hereunder.

Section 12.5 Access to Records after Closing.

For a period of seven (7) years after the Closing Date, Sellers and their respective Affiliates and Representatives shall have reasonable access to all of the books and records of the Acquired Companies to the extent that such access may reasonably be required by any such Seller in connection with any matter relating to or affected by the operations of the Acquired Companies on or prior to the Closing Date; provided, however, that Buyer shall not be required to violate any obligation of confidentiality to which Buyer or any Acquired Company is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 12.5; provided further, however, that in any such case, Buyer shall, and shall cause any applicable Acquired Company to, reasonably cooperate with Sellers at Seller’s expense to seek an appropriate remedy to permit the access contemplated hereby. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours; provided, however, that each Seller acknowledges and agrees that such access shall not interfere unreasonably with the operations of the Acquired Companies or Buyer. Each Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.5. If Buyer or the Acquired Companies shall desire to dispose of any of such books and records prior to the expiration of such seven (7)-year period, Buyer shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers’ expense, to segregate and remove such books and records as any Seller may select.

Section 12.6 Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto or their respective Affiliates. This Agreement (including the Exhibits and the Schedules) shall not be amended, modified or supplemented except by a written instrument signed by Buyer and Chart US (on behalf of Sellers).

Section 12.7 Interpretation. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement and the Schedule related thereto so long as the applicability of such matter to such section or Schedule is reasonably apparent on the face of such disclosure. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

Section 12.8 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall constitute a continuing waiver or shall be held to constitute a waiver of any other or subsequent breach.

Section 12.9 Expenses. Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

Section 12.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 12.11 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Sellers and Buyer. Delivery of an executed counterpart by PDF shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 12.12 Further Assurances. Each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 12.13 Disclaimer of Warranties. No Seller makes any representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH SELLER IS SELLING THE APPLICABLE SHARES (AND THE BUSINESS AND ASSETS OF THE ACQUIRED COMPANIES REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND EACH SELLER DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND NO SELLER MAKES ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Except as specifically referenced herein or in the Schedules, Buyer acknowledges that neither Seller nor any of its representatives or Affiliates, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any diligence materials heretofore made available by any Seller or any of its representatives or Affiliates to Buyer, and neither Seller nor any of its representatives or Affiliates, nor any other Person, will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives. Buyer acknowledges and agrees that it is not entitled to rely upon any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement.

Section 12.14 Enforcement. Each of the parties hereto agrees that irreparable damage may occur in the event that any of the provisions of this Agreement to be performed by Buyer or Sellers are not performed in accordance with their specific terms or are otherwise breached. Accordingly, prior to any termination of this Agreement pursuant to Section 10.1, Buyer, on the one hand, and Sellers, on the other hand (as applicable), shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the other parties, as applicable, and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Buyer and Sellers hereby further waive (i) any defense in any Proceeding for specific performance that a remedy at law would be adequate and (ii) any Requirements of Law to post security as a prerequisite to obtaining equitable relief.

Section 12.15 Non-Recourse.

(a) Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto, (i) this Agreement may only be enforced against, and any Proceeding based upon, arising out of or related to a breach of this Agreement by Sellers may only be made against, Sellers, (ii) none of Sellers’ Affiliates or Sellers’ or their Affiliates’ respective current, former or future directors, officers, employees, agents, partners, managers, members, stockholders, assignees, or representatives (collectively, the “Seller Related Parties”) shall have any liability in connection with this Agreement or any Proceeding in connection therewith (whether in tort, contract or otherwise), and (iii) Buyer shall have no rights of recovery in respect of this Agreement against any Seller Related Party, whether by or through attempted piercing of the corporate veil, by or through any Proceeding (whether in tort, contract or otherwise) by or on behalf of any Seller against any Seller Related Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Requirements of Law, or otherwise.

(b) Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto, (i) this Agreement may only be enforced against, and any Proceeding based upon, arising out of or related to a breach of this Agreement by Buyer may only be made against, Buyer, (ii) none of Buyer’s Affiliates or Buyer’s or its Affiliates’ respective current, former or future directors, officers, employees, agents, partners, managers, members, stockholders, assignees, or representatives (collectively, the “Buyer’s Related Parties”) shall have any liability in connection with this Agreement or any Proceeding in connection therewith (whether in tort, contract or otherwise), and (iii) no Seller shall have any rights of recovery in respect of this Agreement against any Buyer Related Party, whether by or through attempted piercing of the corporate veil, by or through any Proceeding (whether in tort, contract or otherwise) by or on behalf of Buyer against any Buyer Related Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Requirements of Law, or otherwise.

Section 12.16 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal Requirements of Law (without regard to principles of conflicts of law) of the State of Delaware. By the execution and delivery of this Agreement, Buyer and each of the Sellers submit to the personal jurisdiction of any federal or state court located in the State of Delaware in any suit or proceeding arising out of or relating to this Agreement and agrees to exclusively bring any such suit or proceeding in such forum. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.17 Certain Matters regarding Representation of the Acquired Companies and Seller.

(a) The Law Department (“Chart Legal”) of Parent, in concert with certain outside counsel, including Winston & Strawn LLP (“Winston”, and collectively with Chart Legal, “Sellers’ Counsel”), has acted as counsel for Parent, Sellers and the Acquired Companies (the “Clients”) in connection with this Agreement, the Buyer’s Ancillary Agreements, the Seller Ancillary Agreements and the transactions contemplated hereby and thereby (the “Pre-Closing Engagements”), and in that connection not as counsel for any other Person, including Buyer or its Affiliates. Only the Clients shall be considered clients of Sellers’ Counsel in the Pre-Closing Engagements. Accordingly, notwithstanding that the Clients are or were clients in the Pre-Closing Engagements, upon and after the Closing (and, with respect to Chart China, upon and after the China Transfer), all communications between any of the Clients and Sellers’ Counsel in the course of the Pre-Closing Engagements shall be deemed to be attorney-client confidences that belong solely to Parent and Sellers and not to any of the Acquired Companies or Buyer, in each case so long as such communications would be subject to a privilege or protection if they were being requested in a Proceeding by an unrelated third party. Buyer and its Affiliates (including, after the Closing and the China Transfer, respectively, the Acquired Companies) shall not have access to any such communications, or to the files of Sellers’ Counsel relating to the Pre-Closing Engagements, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, notwithstanding that the Acquired Companies are or were clients in the Pre-Closing Engagements, upon and after the Closing (and, with respect to Chart China, upon and after the China Transfer), except with respect to any communications that would not be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party, (i) Parent and Sellers shall be the sole holders of the attorney-client privilege with respect to the Pre-Closing Engagements, and none of the Acquired Companies, Buyer or any of their respective Affiliates shall be a holder thereof, (ii) to the extent that files of Sellers’ Counsel in respect of the Pre-Closing Engagements constitute property of the Clients (including the Acquired Companies), only Parent and Sellers shall hold such property rights, and (iii) Sellers’ Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Acquired Companies, Buyer or any of their respective Affiliates by reason of any attorney-client relationship between Sellers’ Counsel and the Acquired Companies or otherwise. Without limiting the generality of the foregoing, the parties recognize that it would be impracticable to try to purge all Client-privileged communications from the Acquired Companies’ files and computer systems prior to the Closing (or the China Transfer, as applicable), and so the parties agree that no waiver is intended by leaving such documents where they are and Buyer and its Affiliates shall not be permitted to review any such documents, and Buyer agrees that it and its Affiliates shall not be permitted to use any such documents in a manner adverse to Sellers in any indemnity or other dispute following the Closing (or the China Transfer, as applicable).

(b) Upon and after the Closing (and, with respect to Chart China, upon and after the China Transfer), the Acquired Companies shall cease to have any attorney-client relationship with Sellers’ Counsel, unless otherwise agreed to in writing by Parent, Sellers and the Acquired Companies.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

CHART INC.

By:	/s/ J. Evanko
Name: J. Evanko
Title: Chairman and President

CHART INDUSTRIES LUXEMBOURG SARL

By:	/s/ J. Evanko
Name: J. Evanko
Title: Class B Director

CHART ASIA INVESTMENT COMPANY LIMITED

By:	/s/ J. Evanko
Name: J. Evanko
Title: Director

NGK SPARK PLUG CO., LTD.

By:	/s/ Shinichi Odo
Name: Shinichi Odo
Title: Representative Director and Chairman of the Board Chief Executive Officer President Officer

[Stock Purchase Agreement]